EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 10, 2017

among

HERSHA HOSPITALITY LIMITED PARTNERSHIP,

as Borrower,

HERSHA HOSPITALITY TRUST,

as Parent Guarantor,

THE GUARANTORS NAMED HEREIN,

as Guarantors,

THE INITIAL LENDERS, INITIAL ISSUING BANKS AND SWING LINE BANKS NAMED HEREIN,

as Initial Lenders,  Initial Issuing Banks and Swing Line Banks,

and

CITIBANK, N.A.,

as Administrative Agent,

with

WELLS FARGO BANK, N.A.,

as Syndication Agent,

BANK OF AMERICA, N.A., COMPASS BANK, PNC BANK, NATIONAL ASSOCIATION,

TD BANK, BMO HARRIS BANK, N.A., FIFTH THIRD BANK,

MANUFACTURERS AND TRADERS TRUST COMPANY, REGIONS BANK and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

SANTANDER BANK, N.A. and PROVIDENT BANK,

as Senior Managing Agents,

CITIGROUP GLOBAL MARKETS INC.,

WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, COMPASS BANK,

PNC BANK, NATIONAL ASSOCIATION and TD BANK,

as Joint Lead Arrangers

and

CITIGROUP GLOBAL MARKETS INC. and WELLS FARGO SECURITIES, LLC,

as Joint Book Running Managers

T A B L E   O F   C O N T E N T S

SectionPage

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms  ……………………………………………………....1

Section 1.02. Computation of Time Periods; Other Definitional Provisions  ……………..41

Section 1.03. Accounting Terms  ………………………………………………………….41

Article II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01. The Advances and the Letters of Credit  …………………………………....42

Section 2.02. Making the Advances  ...…………………………………………………….43

Section 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit  ......45

Section 2.04. Repayment of Advances  …………………………………………………....48

Section 2.05. Termination or Reduction of the Commitments  ……………………………49

Section 2.06. Prepayments  ………………………………………………………………...50

Section 2.07. Interest ……………………………………………………………………....51

Section 2.08. Fees  …………………………………………………………………………53

Section 2.09. Conversion of Advances  ……………………………………………………54

Section 2.10. Increased Costs, Etc  ………………………………………………………...54

Section 2.11. Payments and Computations  .........................................................................56

Section 2.12. Taxes  ………………………………………………………………………..58

Article III
CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Loan Parties  .....................................80

Article V
COVENANTS OF THE LOAN PARTIES

1

Article VI
EVENTS OF DEFAULT

Section 6.01. Events of Default  .........................................................................................103

Section 6.02. Actions in Respect of the Letters of Credit upon Default  ...........................106

Article VII
GUARANTY

Article VIII
QUALIFIED PROPERTIES

Section 8.01. Qualified Term Notes  ..................................................................................112

Article IX
THE ADMINISTRATIVE AGENT

Article X
MISCELLANEOUS

2

Section 10.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions .135

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Borrowing Base Assets
Schedule III	-	Existing Letters of Credit
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(m)	-	Existing Debt
Schedule 4.01(n)	-	Surviving Debt
Schedule 4.01(o)	-	Existing Liens
Schedule 4.01(p)	-	Real Property
Part I	-	Owned Assets
Part II	-	Leased Assets
Part III	-	Management Agreements
Part IV	-	Franchise Agreements
Schedule 4.01(q)	-	Environmental Concerns
Schedule 5.01(v)	-	Post-Closing Matters

3

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Facility Note
Exhibit A-2	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Guaranty Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Availability Certificate
Exhibit F-1	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Not Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit F-2	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit F-3	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal
Income Tax Purposes)
Exhibit F-4	-	Form of Section 2.12(g) U.S. Tax Compliance Certificate
(For Foreign Lender Parties That Are Partnerships For U.S. Federal
Income Tax Purposes)
Exhibit G-1	-	Form of New York Mortgage
Exhibit G-2	-	Form of Florida Mortgage
Exhibit H-1	-	Form of New York Term Note
Exhibit H-2	-	Form of Florida Term Note

4

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 10, 2017 (as amended, modified, renewed, restated, replaced or extended pursuant to the terms hereof, this “Agreement”) among HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (the “Borrower”), HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust (the “Parent Guarantor”), the entities listed on the signature pages hereof as the subsidiary guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j) or 7.05, the “Subsidiary Guarantors” and, together with the Borrower and the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), the Swing Line Banks (as hereinafter defined), CITIBANK, N.A. and WELLS FARGO BANK, N.A., as the initial issuers of Letters of Credit (as hereinafter defined) (the “Initial Issuing Banks”) and CITIBANK, N.A. (“Citibank”), as administrative agent (together with any successor administrative agent appointed pursuant to Article IX, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), with WELLS FARGO BANK, N.A., as Syndication Agent (the “Syndication Agent”), Bank of America, N.A., Compass Bank, PNC Bank, National Association, TD Bank, BMO Harris Bank, N.A., Fifth Third Bank, Manufacturers and Traders Trust Company, Regions Bank and U.S. Bank National Association, as Co-Documentation Agents (the “Documentation Agents”), Santander Bank, N.A. and Provident Bank, as Senior Managing Agents (the “Senior Managers”), Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Compass Bank, PNC Bank, National Association and TD Bank, as joint lead arrangers (the “Arrangers”) and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as joint book running managers (the “Bookrunners”).

WITNESSETH THAT:

(1)Pursuant to that certain Amended and Restated Credit Agreement dated as of February 28, 2014 (as amended, the “Existing Agreement”), among the Borrower, the Parent Guarantor, the guarantors party thereto, the lenders described therein, Citibank, N.A., as administrative agent, and the other parties from time to time party thereto, such lenders agreed to extend certain commitments to make certain credit facilities available to the Borrower,

(2)The Borrower, the Guarantors, the Administrative Agent, and the lenders party to the Existing Agreement desire to amend and restate the Existing Agreement to make certain amendments thereto.

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereto hereby agree to amend and restate the Existing Agreement to read in its entirety as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Certain Defined Term.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2015 Term Loan Agreement” means the Term Loan Agreement dated as of August 10, 2015 with the Borrower, as borrower, and Citibank, N.A., as Administrative Agent, as amended from time to time.

“2015 Term Loan Facility” means the loans provided for in the 2015 Term Loan Agreement.

 “2016 Term Loan Agreement” means the Term Loan Agreement dated as of August 2, 2016 with the Borrower, as borrower, and Citibank, N.A., as Administrative Agent, as amended from time to time.

“2016 Term Loan Facility” means the loans provided for in the 2016 Term Loan Agreement.

 “Acceding Lender” has the meaning specified in Section 2.17(d).

“Accession Agreement” has the meaning specified in Section 2.17(d)(i).

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted EBITDA” means an amount equal to (a) EBITDA for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, less (b) the FF&E Reserve for all Assets for such four fiscal quarters.

“Adjusted Funds From Operations” means, with respect to the Parent Guarantor, net income or loss applicable to common Equity Interest holders (computed in accordance with GAAP), excluding non-cash interest from development loans and gains (or losses) from sales of property, plus depreciation and amortization, plus depreciation and amortization from discontinued operations, plus non-cash amortization of deferred financing costs, amortization of loan discount or premium, non-cash stock compensation expense, straight-line amortization of ground lease expense, non-cash impairment of long-lived assets, non-cash write-offs of deferred financing costs in connection with refinancing activity, and acquisition and terminated transaction costs.

“Adjusted Net Operating Income” means, with respect to any Borrowing Base Asset, (a) the Net Operating Income attributable to such Borrowing Base Asset less (b) the amount, if any, by which (i) 3% of all rental and other income from the operation of such Borrowing Base Asset exceeds (ii) all actual management fees payable in respect of such Borrowing Base Asset, less (c) the FF&E Reserve for such Borrowing Base Asset, in each case for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.  In no event shall the Adjusted Net Operating Income for any Borrowing Base Asset be less than zero.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A., at its office at 1615 Brett Road, Ops III, New Castle, Delaware 19720, ABA No. 021000089, Account No. 36852248, Account Name:    Agency/Medium Term Finance, Reference: Hersha Hospitality Trust,

Attention:    Global Loans/Agency, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means any advance of the Term Loan, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests which gives the direct or indirect holder of such Voting Interests the power to elect a majority of the Board of Directors of such Person, by contract or otherwise.  In no event shall the Administrative Agent or any Lender Party be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to:    (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, and (ii) such Loan Party or Subsidiary was the sole “Affected Party”; or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark‑to‑market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Total Debt to EBITDA Ratio as set forth below:

Pricing Level	Total Debt to EBITDA Ratio	Applicable Margin for Revolving Credit Facility Base Rate Advances	Applicable Margin for Revolving Credit Facility Eurodollar Rate Advances
I	< 4.00:1.00	0.50%	1.50%
II	> 4.00:1.00 but < 5.00:1.00	0.65%	1.65%
III	> 5.00:1.00 but < 5.50:1.00	0.80%	1.80%
IV	> 5.50:1.00 but < 6.00:1.00	0.95%	1.95%
V	> 6.00:1.00	1.25%	2.25%

Pricing Level	Total Debt to EBITDA Ratio	Applicable Margin for Term Loan Facility Base Rate Advances	Applicable Margin for Term Loan Facility Eurodollar Rate Advances
I	< 4.00:1.00	0.45%	1.45%
II	> 4.00:1.00 but < 5.00:1.00	0.60%	1.60%
III	> 5.00:1.00 but < 5.50:1.00	0.75%	1.75%
IV	> 5.50:1.00 but < 6.00:1.00	0.85%	1.85%
V	> 6.00:1.00	1.20%	2.20%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Total Debt to EBITDA Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Total Debt to EBITDA Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin shall initially be at Pricing Level V on the Closing Date, (b) no change in the Applicable Margin resulting from the Total Debt to EBITDA Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Total Debt to EBITDA Ratio, and (c) the Applicable Margin shall be at Pricing Level V for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (b) of this proviso.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.07(e).

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lender Parties) by a MAI appraiser selected by the Administrative Agent in consultation with the Borrower, and otherwise in scope, form and substance satisfactory to the Administrative Agent.

“Appraised Value” means, for any Borrowing Base Asset, the “as-is” fair market value of such Borrowing Base Asset, determined by the Administrative Agent in its reasonable discretion based on an Appraisal of such Borrowing Base Asset, after discretionary adjustments of the value shown in such Appraisal following a review by the Administrative Agent’s appraisal review department.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), (h), (k) and (p); provided,  however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.02(c).

“Approved Franchisor” means, with respect to any Borrowing Base Asset, a nationally recognized hotel brand franchisor that has entered into a written franchise agreement in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent confirms that as of the Closing Date the existing franchisors of the Borrowing Base Assets shown on Part IV of Schedule 4.01(p) hereto are satisfactory to the Administrative Agent.

“Approved Manager” means with respect to any Borrowing Base Asset (i) Hersha Hospitality Management, L.P., a Pennsylvania partnership, (ii) any other Affiliate of the Parent Guarantor, or (iii) a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the hotel management industry and (b) that is engaged pursuant to a written management agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent confirms that as of the Closing Date the existing managers of the Borrowing Base Assets shown on Part III of Schedule 4.01(p) hereto are satisfactory to the Administrative Agent.  For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Hotel Assets, Development Assets, Redevelopment Assets and Joint Venture Assets.

“Asset Value” means, at any date of determination, (a) in the case of any Hotel Asset, the Capitalized Value of such Hotel Asset; provided,  however, that the Asset Value of each Hotel Asset (other than a Development Asset or Redevelopment Asset) shall be limited, during the first 12 months following acquisition thereof, to the greater of (i) the acquisition price of such Hotel Asset or (ii) the Capitalized Value of such Hotel Asset, (b) in the case of any Development Asset or Redevelopment Asset, the lesser of (i) the gross book value of such Asset as determined in accordance with GAAP or (ii) the Appraised Value of such Asset, (c) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as a Hotel Asset under the definition thereof, the JV Pro Rata Share of the Capitalized Value of such Joint Venture Asset; provided,  however, that the Asset Value of each Joint Venture Asset shall be limited, during the first 12 months following acquisition thereof, to the JV Pro Rata Share of the greater of (i) the acquisition price of such Joint Venture Asset or (ii) the Capitalized Value of such Joint Venture Asset, and (d) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as a Development Asset or Redevelopment Asset under the definition thereof, the JV Pro Rata Share of the gross book value of such Joint Venture Asset as determined in accordance with GAAP.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit D hereto.

“Availability Certificate” means a certificate in substantially the form of Exhibit E hereto, duly certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of the Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

 “Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate, (b) ½ of 1% per annum above the Federal Funds Rate and (c) the one-month Eurodollar Rate plus 1% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“BBA Proposal Package” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent in its reasonable discretion and in sufficient copies for each Lender:  (a) a description of such Asset in detail reasonably satisfactory to the Administrative Agent, (b) a projected cash flow analysis of such Asset, (c) to the extent available, operating income and operating expense statements for such Asset for the immediately preceding 36 consecutive calendar months, (d) an operating expense and capital expenditures budget for such Asset for the next succeeding 12 consecutive months, and (e) if such Asset is then the subject of an acquisition transaction, a copy of the purchase agreement with respect thereto and a schedule of the proposed sources and uses of funds for such transaction.

“Bookrunners” has the meaning specified in the recital of parties to this Agreement.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower, with the Account Name of Hersha Hospitality Partnership, maintained with TD Bank at its office in Philadelphia, Pennsylvania, ABA No. 036001808, Account No. 367564374, or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrower Information” has the meaning specified in Section 2.07(e).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders or a Swing Line Borrowing.

“Borrowing Base Assets” means (a) those Hotel Assets, Recently Developed Assets and Recently Redeveloped Assets for which the applicable conditions in Section 3.01 and, if applicable, Section 5.01(k) have been satisfied (in each case, as may be determined by the Administrative Agent in its reasonable discretion) and as the Administrative Agent and the Required Lenders, in their reasonable discretion, shall have elected to treat as Borrowing Base Assets for purposes of this Agreement, and (b) the Hotel Assets, Recently Developed Assets and Recently Redeveloped Assets listed on Part A of Schedule II hereto on the Closing Date.

“Borrowing Base Conditions” means, with respect to any Borrowing Base Asset or Proposed Borrowing Base Asset, that such Borrowing Base Asset or Proposed Borrowing Base Asset (a) is a (i) Hotel Asset located in one of the 48 contiguous states of the United States of America, the State of Hawaii or the District of Columbia or (ii) a Recently Developed Asset or Recently Redeveloped Asset located in the CBD area of New York City, the CBD area of Washington D.C., the CBD area of Boston, the CBD area of Los Angeles, the CBD area of Miami or the CBD area of Seattle; (b) is income-producing, (c) is wholly-owned directly or indirectly by the Borrower either in fee simple absolute or subject to a Qualified Ground Lease; (d) is fully operating, open to the public, and not under significant development or redevelopment; (e) is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset; (f) is operated by an Approved Manager or any other property manager approved by the Administrative Agent; (g) to the extent operated subject to a Franchise Agreement, is operated by an Approved Franchisor or any other franchisor approved by the Administrative Agent; (h) is not subject to mezzanine Debt financing; (i) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; (j) is 100% owned by a Loan Party that is a single-purpose Subsidiary of the Borrower and (1) none of the Borrower’s or the Parent Guarantor’s direct or indirect Equity Interests in such Subsidiary is subject to any Lien (other than Permitted Liens) or any Negative Pledge and (2)(x) on or prior to the date such Asset is added as a Borrowing Base Asset, such Subsidiary shall have become a Guarantor hereunder, and (y) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person (other than consents required pursuant to such entity’s organizational documents or any Loan Document):  (i) to create Liens on such Asset and on the Equity Interests in such Subsidiary as security for Debt of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset (provided,  however, that in the case of the foregoing clauses (j)(i) and (j)(ii), (x) an agreement that conditions a Person’s ability to create Liens on its assets or to sell, transfer or otherwise dispose of its assets upon the maintenance of one or more specified ratios but that does not otherwise generally prohibit the creation of Liens on assets or the sale, transfer or disposition of assets, or the taking of such actions with respect to specific assets (y) a provision in any agreement governing unsecured Debt that generally prohibits the encumbrance of assets (exclusive of any outright prohibition on the encumbrance of particular Borrowing Base Assets) that is generally consistent with a comparable provision of the Loan Documents or (z) any required consent that has been obtained and is in full force and effect, shall not, in any such case, be deemed a violation of or prohibition under this clause (j)); and (k) is, or will concurrently become, a Borrowing Base Asset under each of the Other Facilities.

“Borrowing Base Debt Service Coverage Ratio” means, at any date of determination for any fiscal period, the ratio of (a) the aggregate Adjusted Net Operating Income for all Borrowing Base Assets for such fiscal period to (b) the payments that would have been required to be made for such fiscal period on an assumed Debt in an aggregate principal amount equal to all unsecured Consolidated Debt of the Parent Guarantor and its Subsidiaries then outstanding (including, without limitation, the Facility Exposure) applying a 30-year amortization schedule with an interest rate equal to 7.0% per annum; provided,  however, that for the purposes of calculating the Facility Available Amount, the Adjusted Net Operating Income for each Recently Developed Asset and Recently Redeveloped Asset shall be deemed to equal zero.

“Borrowing Base Value” means, (a) with respect to the Borrowing Base Assets that are Hotel Assets, an amount equal to 60% of the sum of the Asset Values of such Borrowing Base Assets, plus (b) with respect to the Borrowing Base Assets that are Recently Developed Assets or Recently Redeveloped Assets, an amount equal to 50% of the sum of the Asset Values of such Borrowing Base Assets, minus (c) an amount equal to all unsecured Consolidated Debt of the Parent Guarantor and its Subsidiaries then outstanding for which any Subsidiary Guarantor has recourse liability (other than the Facility Exposure); provided, however, that the Borrowing Base Value attributable to any individual Proposed Borrowing Base Asset shall be deemed to be zero ($0.00) until such time as all Deliverables relating to such Asset have been received by the Administrative Agent.

“Building” has the meaning specified in Section 8.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Value” means, in the case of any Hotel Asset, the Adjusted Net Operating Income of such Hotel Asset divided by (a) 7.25% for (x) Hotel Assets that are located in the New York City CBD area, the Boston CBD area (which, for the avoidance of doubt, includes Cambridge MA), the Washington D.C. CBD area, the San Diego CBD area, the CBD area of Miami, the CBD area of Los Angeles, or the CBD area of Seattle, (y) the Hotel Asset known as the Parrot Key Hotel located in Key West, FL and listed on Schedule II and (z) the Hotel Asset known as The Rittenhouse located in Philadelphia, PA and listed on Schedule II, and (b) 7.75% for all other Hotel Assets.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in U.S. Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, the applicable Issuing Bank and the Swing Line Banks (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens (other than Liens, if any, created under the Loan Documents) and having a maturity of not greater than 90 days from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, or (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000.

“CBD” means commercial business district.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of the Board of Directors (rounded up to the nearest whole number) ceases to be comprised of individuals (i) who have been Board members continuously since the beginning of such period or (ii) whose nomination or election as Board members during such period was approved by at least a majority of the Board members who, at the time of such election or nomination, where persons described in clause (i) and/or persons described in this clause (ii) whose election or nomination was previously approved by the Board; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the direct legal and beneficial owner of 70% of the limited partnership interests issued and outstanding at any time in the Borrower and of approximately 96% of the general partnership interests in the Borrower; or (e) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Closing Date” means August 10, 2017.

“Commitment” means a Revolving Credit Commitment, a Term Loan Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Commitment Increase” has the meaning specified in Section 2.17(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Conditional Approval Notice” has the meaning specified in Section 5.01(k).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Request Date” has the meaning specified in Section 10.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 90 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (but excluding for the avoidance of doubt (i) regular quarterly dividends made by the Parent Guarantor and (ii) special year-end dividends made by the Parent Guarantor in connection with maintaining the Parent Guarantor’s status as a REIT and avoiding the imposition of income and excise taxes under the Internal Revenue Code) in respect of any Equity Interests in such Person or any other Person (other than (i) Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP and (ii) common Equity Interests in the Borrower that the Borrower has the right, in its sole discretion, to redeem in exchange for common Equity Interests of an equivalent value in the Parent Guarantor and not for cash) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) any Obligation of such Person to guarantee or intended to guarantee any Obligations of any other Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (valued, in the case of any such Debt as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Debt that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets); provided,  however, that in the case of the Parent Guarantor and its Subsidiaries, “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint Venture.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided,  however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided further that as used in the definition of  “Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (b) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.18(f), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to any Issuing Bank in respect of a Letter of Credit Advance, make a payment to any Swing Line Bank in respect of a Swing Line Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, the Borrower,  any Issuing Bank or any Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, provided that in each case, neither the reallocation of funding obligations provided for in Section 2.18(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(f)) upon notification of such determination by the Administrative Agent to the Borrower, each Issuing Bank, each Swing Line Bank and the Lenders.

“Deliverables” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent in its reasonable discretion (unless otherwise specified) and in sufficient copies for each Lender:

(a)A certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrower, dated the date of the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset, confirming that (i) the Proposed Borrowing Base Asset satisfies all Borrowing Base Conditions, (ii) no Event of Default has occurred or is continuing, and the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset shall not cause or result in a Default or Event of Default, (iii) the representations and warranties contained in the Loan Documents are true and correct on and as of such date, and (iv) the Loan Parties are in compliance with the covenants contained in Section 5.04 (both immediately before and on a pro forma basis immediately after the addition of such Proposed Borrowing Base Property as a Borrowing Base Asset), together with supporting information demonstrating such compliance if requested by the Administrative Agent, provided that the Borrower may satisfy this clause (a) by delivering an omnibus certificate certifying the above with respect to this Agreement and with respect to the Other Facilities;

(b)An Availability Certificate demonstrating that the Facility Available Amount (calculated on a pro forma basis after giving effect to the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset and to any Advances made at the time thereof) will be greater than or equal to the Facility Exposure;

(c)If such Proposed Borrowing Base Asset is to be designated as a Recently Developed Asset or a Recently Redeveloped Asset, an Appraisal of such Proposed Borrowing Base Asset;

(d)Each of the items set forth in Sections 3.01(a)(v) mutatis mutandis, in each case in respect of such Proposed Borrowing Base Asset; and

(e)Reports supplementing Schedules II and 4.01(b) hereto, including descriptions of such changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower, provided that for purposes of the definition of the term Borrowing Base Assets, the supplement to Schedule II shall become effective only upon (i) delivery of all Deliverables and approval thereof by the Administrative Agent, and (ii) approval of the Proposed Borrowing Base Asset as a Borrowing Base Asset pursuant to the definition of “Borrowing Base Assets”.

“Departing Lender” has the meaning specified in Section 2.19.

“Development Asset” means (a) Real Property and related personal property either (i) acquired by the Parent Guarantor or one of its Subsidiaries for development into a Hotel Asset or (ii) with improvements developed by a third party and acquired by the Parent Guarantor or one of its Subsidiaries upon completion thereof for use as a Hotel Asset, in each case which in accordance with GAAP would be classified as a development property on a Consolidated balance sheet of the owner thereof, and (b) a Recently Developed Asset.  Each Development Asset shall continue to be classified as a Development Asset (and, if applicable, Recently Developed Asset) hereunder until the end of the four complete consecutive fiscal quarters of the Parent Guarantor following the achievement of Substantial Completion with respect to such Asset, following which such Asset shall be classified as a Hotel Asset hereunder.

“Dividend Payout Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a)(i) all cash dividends paid by the Parent Guarantor on account of any common stock of the Parent Guarantor minus (ii) all special dividends paid by the Parent Guarantor to maintain its status as a REIT and to eliminate any federal income or excise tax under the Internal Revenue Code (“Special Dividends”), to (b) Adjusted Funds From Operations, in each case for the four consecutive fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, at any date of determination, the sum of the following items, in each case for the four consecutive fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be:  (a) the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary, infrequent, and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income, without duplication, (A) non-recurring items, (B) income (or loss) allocated to noncontrolling interests (exclusive of Joint Ventures of the Borrower and its Subsidiaries, as to which clause (b) below shall apply), (C) distributions on Preferred Interests, (D) non-cash stock compensation expense, (E) straight-line amortization of ground lease expense, (F) non-cash impairment of long-lived assets, (G) non-cash write-offs of deferred financing costs in connection with refinancing activity, and (H) acquisition and terminated transaction costs, in each case of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period, plus (b) with respect to each Joint Venture, the JV Economic Interest of the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income of such Joint Venture, without duplication, (A) non-recurring items, (B) straight-line amortization of ground lease expense, (C) non-cash impairment of long-lived assets, and (D) non-cash write-offs of deferred financing costs in connection with refinancing activity, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual EBITDA (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual EBITDA generated by the Asset so disposed of during such four fiscal quarter period; provided further that there shall be no rent-leveling adjustments made (and only cash rents will be used) when computing EBITDA.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“Effective Date” means the first date on which the conditions set forth in Article III shall be satisfied.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility and the Term Loan Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; and (iii) any other Person approved by the Administrative Agent, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed (and in the case of the Borrower, such approval with respect to clauses (a) and (b) shall be deemed given if not denied in writing within 10 Business Days following a request therefor); provided, however, that neither any Loan Party, nor any Affiliate of a Loan Party, nor any natural Person, shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, litigation, demand, demand letter, claim of liability, notice of non‑compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement arising under any Environmental Law or any Environmental Permit, or relating to the discharge, disposal or release of any Hazardous Material or arising from alleged injury or threat to health or safety from exposure to Hazardous Materials or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state or local statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or binding agency or judicial interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30‑day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of  Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Screen Rate determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, or, if for any reason the Screen Rate is not available at such time, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative

Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch (or other Citibank branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period. For purposes of determining the Base Rate, the one-month Eurodollar Rate shall be calculated as set forth in this paragraph utilizing the Screen Rate for a one-month period as determined as of approximately 11:00 A.M. (London time) on the applicable date of determination (or on the previous Business Day if such date of determination is not a Business Day).  For the avoidance of doubt, in the case of clauses (a) and (b) above, in no circumstance shall the Eurodollar Rate be less than zero percent per annum with respect to any Eurodollar Rate Advance that has not been identified by the Borrower in accordance with the terms of this Agreement as being subject to a Guaranteed Hedge Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and Section 2.12(g) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Debt” means any Debt for Borrowed Money of each Loan Party and its Subsidiaries, which, in each case, is in an amount of $1,000,000 or more and is outstanding immediately prior to the Closing Date.

“Existing Florida Mortgage” means a mortgage creating a Lien on a Florida Property.

“Existing Florida Note” means the promissory note or notes evidencing the Debt secured by an Existing Florida Mortgage.

“Existing Issuing Bank” means Citibank.

“Existing Letters of Credit” means the letters of credit listed on Schedule III hereto.

“Existing New York Mortgage” means a mortgage creating a Lien on a New York Property.

“Existing New York Note” means the promissory note or notes evidencing the Debt secured by an Existing New York Mortgage.

“Existing Qualified Mortgage” means an Existing New York Mortgage or an Existing Florida Mortgage, as the case may be.

“Existing Qualified Note” means an Existing New York Note or an Existing Florida Note, as the case may be.

“Extension Fee” has the meaning specified in Section 2.08(d).

“Facility” means the Term Loan Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Facility Available Amount” means, at any date of determination, the maximum total amount available under the Facilities, which shall at all times be the lesser of (a) the aggregate of all Revolving Credit Commitments and Term Loan Commitments (as such amounts may be increased pursuant to Section 2.17) and (b) the sum of (i) the lesser of (x) the portion of the Borrowing Base Value attributable to all Hotel Assets that are Borrowing Base Assets and (y) an amount that would result in a Borrowing Base Debt Service Coverage Ratio equal to 1.50 to 1.00 plus (ii) the portion of the Borrowing Base Value attributable to all Recently Developed Assets and Recently Redeveloped Assets that are Borrowing Base Assets; provided, however, that the portion of the Facility Available Amount attributable to Recently Developed Assets and Recently Redeveloped Assets shall not exceed 10% of the Facility Available Amount, and if the portion of the Facility Available Amount attributable to Recently Developed Assets and Recently Redeveloped Assets would at any time exceed 10%

of the Facility Available Amount, the Facility Available Amount at such time shall be deemed to be reduced to the extent necessary to eliminate such excess.

“Facility Exposure” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) the amount (not less than zero) equal to the Available Amount under all outstanding Letters of Credit less all amounts, if any, then on deposit in the L/C Cash Collateral Account, plus (c) all Obligations of the Loan Parties in respect of Guaranteed Hedge Agreements, valued at the Agreement Value thereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, an analogous rate determined by the Administrative Agent with reference to another commercially available source or sources designated by the Administrative Agent; provided,  however, that in no circumstance shall the Federal Funds Rate be less than 0% per annum.

 “Fee Letter” means any separate letter agreement executed and delivered by the Borrower and to which the Administrative Agent or an Arranger is a party, as the same may be amended, modified, renewed, replaced, restated or extended from time to time.

“FF&E” means, with respect to any Asset, all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on such Asset or used in connection with the use, occupancy, operation and maintenance of all or any part of such Asset, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurants, public rooms, health and recreational facilities, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment.

“FF&E Reserve” means, with respect to any Asset or Assets for any trailing 12 month period, an amount equal to 4% of the total revenues generated from the operation of such Asset or Assets for such period.

“First Extended RC Maturity Date” has the meaning specified in Section 2.16(a).

“First Facility Extension Date” has the meaning specified in Section 2.16(a).

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest (including capitalized interest, but excluding (x) non-cash interest expense resulting from the amortization of deferred financing costs, (y) the amortization of premiums paid to hedge against increasing interest rates and (z) the amortization of premium or discount recorded on acquired or originated Debt) payable on all Debt for Borrowed Money (including the JV Economic Interest of items (x), (y) and (z) in respect of Debt for Borrowed Money of each Joint Venture in which the Parent Guarantor holds a direct or indirect Equity Interest) plus (ii) scheduled amortization of principal amounts of all Debt for Borrowed Money payable (including the JV Economic Interest of any such amounts payable in respect of Debt for Borrowed Money of each Joint Venture in which the Parent Guarantor holds a direct or indirect Equity Interest, but excluding in all cases balloon maturity amounts) plus (iii) all cash dividends payable on any Preferred Interests (which, for the avoidance of doubt, shall include Preferred Interests structured as trust preferred securities), in each case, of or by the Parent Guarantor and its Subsidiaries for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during any four fiscal quarter period, the amounts in clauses (b)(i) to (b)(iii) will be calculated on a pro forma basis.

“Flood Hazard Property” has the meaning specified in Section 8.01.

“Florida Mortgage” means any consolidated, amended and restated mortgage by and from a Subsidiary of the Borrower that owns a Florida Property to the Administrative Agent for the benefit of the Lenders, in substantially the form of Exhibit G-2 hereto, along with any Uniform Commercial Code financing statements related thereto.

“Florida Property” has the meaning specified in Section 8.01.

“Florida Term Note” means any consolidated, amended and restated promissory note made by a Subsidiary of the Borrower that owns a Florida Property and payable to the order of the Administrative Agent for the benefit of the Lenders and with respect to which the Borrower shall be deemed to be a co-obligor with such Subsidiary, in substantially the form of Exhibit H-2 hereto.

 “Foreign Lender”  has the meaning specified in Section 2.12(g)(ii).

“Franchise Agreements” means (a) the Franchise Agreements set forth on Part IV of Schedule 4.01(p) hereto, and (b) any Franchise Agreement in respect of a Borrowing Base Asset entered into after the Closing Date in compliance with Section 5.01(r).

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which:  (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any Federal, state, municipal, national, local or other governmental department, agency, authority, commission, instrumentality, board, bureau, regulatory body, court, central bank or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Hedge Agreement” means any Hedge Agreement required or not prohibited by Article V that is entered into by and between any Loan Party and any Hedge Bank, as such instrument may be amended, modified, renewed, restated, replaced or extended from time to time.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05, as such instrument may be amended, modified, renewed, restated, replaced or extended from time to time.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto, as such instrument may be amended, modified, renewed, restated, replaced or extended from time to time.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means, with respect to any Guaranteed Hedge Agreement, any counterparty thereto (other than a Loan Party) that, at the time of entering into such Guaranteed Hedge Agreement, was a Lender Party or an Affiliate of a Lender Party (regardless of whether such counterparty ceases to be a Lender Party or Affiliate of a Lender Party); provided,  however, that so long as any Lender is a Defaulting Lender, such Lender will not be a Hedge Bank with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

“Hotel Asset” means Real Property and related personal property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.  For the avoidance of doubt,

(a) Development Assets and Recently Developed Assets shall not be classified as Hotel Assets hereunder until the date indicated in the last sentence of the definition of Development Asset herein, and (b) Redevelopment Assets and Recently Redeveloped Assets shall not be classified as Hotel Assets hereunder until the date indicated in the last sentence of the definition of Redevelopment Asset herein.

“ICC” has the meaning specified in Section 2.03(f).

“ICC Rule” has the meaning specified in Section 2.03(f).

“ICE LIBOR” has the meaning specified in the definition of Screen Rate.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Facility” has the meaning specified in Section 2.17(e).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Indemnified Costs” has the meaning specified in Section 9.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 10.13.

“Information Memorandum” means the information memorandum dated July 10, 2017 used by the Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Banks” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Initial RC Maturity Date” shall mean August 10, 2021.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the applicable Maturity Date;

(b)Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Debt of, or purchase or other acquisition of any Debt of, another Person, including any Equity Interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person, or (d) the purchase or other acquisition of any real property.  Any binding commitment to make an Investment, as well as any option of any Person to require an Investment in such other Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means the Existing Issuing Bank, the Initial Issuing Banks and any other Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 10.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Existing Issuing Bank, Initial Issuing Banks, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Joint Venture” means with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the Consolidated financial statements of such Person.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets, including, without limitation, Real Property and related personal property, owned by such Joint Venture at such time.

“JV Economic Interest” means, in connection with any financial or accounting item pertaining to a Joint Venture in which the Parent Guarantor holds a direct or indirect Equity Interest, the percentage representing the economic share of or economic interest in such item that is (or is reasonably anticipated to be) directly or indirectly allocable to the Parent Guarantor, which percentage shall be computed consistent with GAAP and in accordance with the terms of the agreement governing such Joint Venture.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Parent Guarantor and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“L/C Account Collateral” has the meaning specified in Section 2.20.

“L/C Cash Collateral Account” means an account of the Borrower to be maintained with the Administrative Agent, in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“L/C Related Documents” has the meaning specified in Section 2.04(b)(ii)(A).

“Lender Insolvency Event” means that, other than in connection with an Undisclosed Administration, (a) the Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) such Lender or its Parent Company has become the subject of a Bail-In Action.  Notwithstanding the above, a Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition of any Equity Interest in the applicable Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

 “Lender Party” means any Lender, any Swing Line Bank or any Issuing Bank.

“Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.17 and each Person that shall become a Lender hereunder pursuant to Section 10.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a), as such instrument may be amended, modified, renewed, restated, replaced or extended from time to time.

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit Advance that have not yet been reimbursed at such time.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, and (b) $30,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“Leverage Ratio” means, at any date of determination, the ratio of (a) Total Debt minus Unrestricted Cash in excess of $50,000,000 to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property; provided,  however, that, with respect to any Hotel Asset, a Qualified Mortgage (as defined herein or in the loan documentation for the applicable Senior Unsecured Bank Facility) shall not constitute a Lien on such Hotel Asset hereunder so long as (i) such Qualified Mortgage is held by the administrative agent under any Senior Unsecured Bank Facility for the ratable benefit of the Lender Parties (as defined in the loan documentation for the applicable Senior Unsecured Bank Facility) or by the Administrative Agent for the ratable benefit of the Lenders and (ii) the Administrative Agent is a Qualified Unsecured Lender (as defined in the loan documentation for the applicable Senior Unsecured Bank Facility) or the administrative agent under the applicable Senior Unsecured Bank Facility is a Qualified Unsecured Lender herein, as applicable.

 “Limited Subsidiary” has the meaning specified in Section 5.01(j).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement, (f) each Qualified Mortgage held by the Administrative Agent for the ratable benefit of the Lender Parties, (g) each Qualified Term Note held by the Administrative Agent for the ratable benefit of the Lender Parties, (h) each Guaranteed Hedge Agreement, and (i) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement, in each case as amended, modified, renewed, restated, replaced or extended.

“Loan Parties” means the Borrower and the Guarantors.

“Management Agreements” means (a) the Management Agreements set forth on Part III of Schedule 4.01(p) hereto (as supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of a Borrowing Base Asset entered into after the Closing Date in compliance with Section 5.01(q).

“Margin Stock” has the meaning specified in Regulation U.

“Material Acquisition” means the acquisition by the Borrower or any of its Subsidiaries, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, or any other property of, another Person or (b) at least a majority of the voting Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person, in which the value of the assets acquired in such acquisition is greater than or equal to $150,000,000.

“Material Adverse Change” means a material adverse change in the business, financial condition or operations of the Parent Guarantor and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the material rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their Obligations under the Loan Documents.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Debt” means (a) Recourse Debt of any Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $30,000,000 or more, or (b) any other Debt of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $60,000,000 or more; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Debt outstanding under this Agreement.  For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Subsidiaries” means one or more Subsidiaries of the Parent Guarantor which individually or collectively own assets with an aggregate gross book value of $60,000,000 or more.

“Maturity Date” shall mean (a) with respect to the Revolving Credit Facility, the earliest to occur of (i) the Initial RC Maturity Date, as such date may be extended in accordance with Section 2.16, (ii) the date of termination of all of the Revolving Credit Commitments by the Borrower pursuant to Section 2.05 or (iii) the date of termination of all of the Revolving Credit Commitments, the Swing Line Commitments and the Letter of Credit

Commitments pursuant to Section 6.01, and (b) with respect to the Term Loan, the earliest to occur of (i) August 10, 2022, (ii) the date of termination of all of the Term Loan Commitments by the Borrower pursuant to Section 2.05 which will occur concurrently with the payment in full of the Term Loan, and (iii) the date of termination of the Term Loan Commitments pursuant to Section 6.01.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person; provided,  however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) a provision in any agreement governing unsecured Debt generally prohibiting the encumbrance of assets (exclusive of any outright prohibition on the encumbrance of particular Borrowing Base Assets) shall not constitute a Negative Pledge so long as such provision is generally consistent with a comparable provision of the Loan Documents.

“Net Operating Income” means, with respect to any Borrowing Base Asset for any applicable measurement period, (a) the total rental and other revenue from the operation of such Borrowing Base Asset for such period, minus (b) all expenses and other proper charges incurred in connection with the operation and maintenance of such Borrowing Base Asset for such period, including, without limitation, management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP and in each case for consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be; provided,  however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Borrowing Base Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, Net Operating Income will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Borrowing Base Asset’s actual Net Operating Income (computed as if such Borrowing Base Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Borrowing Base Asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Net Operating Income generated by the Borrowing Base Asset so disposed of during such four fiscal quarter period.

 “New York Mortgage” means any consolidated, amended and restated mortgage by and from a Subsidiary of the Borrower that owns a New York Property to the Administrative Agent for the benefit of the Lender Parties, in substantially the form of Exhibit G-1 hereto.

“New York Property” has the meaning specified in Section 8.01.

“New York Term Note” means any consolidated, amended and restated promissory note made by a Subsidiary of the Borrower that owns a New York Property and payable to the order of the Administrative Agent for the benefit of the Lender Parties and with respect to which the Borrower shall be deemed to be a co-obligor with such Subsidiary, in substantially the form of Exhibit H-1 hereto.

“Non-Consenting Lender” has the meaning specified in Section 10.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of (a) Exhibit A-1 hereto evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender or (b) Exhibit A-2 hereto evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the advances in respect of the Term Loan made by such Lender, in each case as such instrument may be amended, modified, renewed, restated, replaced or extended from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States.

“Operating Lease” means any operating lease of a Borrowing Base Asset between the applicable Loan Party that owns such Borrowing Base Asset (whether in fee simple or subject to a Qualifying Ground Lease), as lessor, and the applicable TRS Lessee that leases such Borrowing Base Asset, as lessee, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its Obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Facilities” means the 2015 Term Loan Facility and the 2016 Term Loan Facility, collectively.

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 2.03(c)(i).

“Participant Register” has the meaning specified in Section 10.07(g).

“Patriot Act” has the meaning specified in Section 10.14.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, unless the subject of a Good Faith Contest as permitted herein:  (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are the subject of a Good Faith Contest; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are (x) not yet due and payable or (y) (i) not overdue for a period of more than 60 days or are the subject of a Good Faith Contest and (ii) individually or together with all other similar Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances and Liens (other than monetary Liens) on title to real property and all building, zoning and land use laws that do not render title to the property encumbered thereby unmarketable or materially and adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases; (f) all Liens noted on the land surveys and title insurance policies delivered to the Administrative Agent prior to the Closing Date pursuant to Sections 3.01(a)(v)(A) and (D) hereof; (g) Liens of landlords, lessors and sublessors of real property for amounts not yet due and payable and such Person’s ownership interest in such real property to the extent constituting a Lien; (h) deposits in respect of insurance premiums; (i) precautionary filings under the Uniform Commercial Code; (j) Liens arising under ERISA with respect to one or more Plans or one or more Multiemployer Plans that do not, in the aggregate when combined with all other then-current ERISA Events, constitute an Event of Default under Section 6.01(k) and (k) deposits to secure trade contracts (other than for Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) any Lender that has notified, or whose Parent Company or a Subsidiary thereof has notified, the

Administrative Agent, the Borrower, any Issuing Bank or any Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Lender that has, or whose Parent Company has, non-investment grade ratings on its senior notes from all of the nationally recognized rating agencies that provide ratings for such entity on its senior notes.  Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.18(f)) upon notification of such determination by the Administrative Agent to the Borrower, each Issuing Bank, each Swing Line Bank and the Lenders.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Projections” has the meaning specified in Section 4.01(h).

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non‑Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Borrowing Base Asset” has the meaning specified in Section 5.01(k).

“Proposed Increased Commitment” has the meaning specified in Section 2.17(b).

“Pro Rata Share” of (a) any amount related to the Revolving Credit Facility means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Revolving Credit Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Revolving Credit Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination), or (b) any amount related to the Term Loan Facility means, with respect to any Term Loan Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Term Loan Lender’s Term Loan Commitment at such time (or, if the Term Loan Commitments shall have been terminated pursuant to Section 6.01 or expired, such Term Loan Lender’s Facility Exposure with respect to the Term Loan) and the denominator of which is the Term Loan Facility at such time (or, if the Term Loan Commitments shall have been terminated pursuant to Section 6.01 or expired, the aggregate Facility Exposure with respect to the Term Loan).

“Pro Rata Swing Line Share” means, with respect to each Swing Line Bank, the ratio of such Swing Line Bank’s Swing Line Commitment to the total Swing Line Commitments of all of the Swing Line Banks.

“Purchasing Lender” has the meaning specified in Section 2.17(e).

“Qualified Advance” has the meaning specified in Section 8.01.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Borrower and each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of security interest becomes effective with respect to such Swap Obligation or at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Ground Lease” means a ground lease of Real Property containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the date the related Hotel Asset, Recently Developed Assets or Recently Redeveloped Asset, as applicable, becomes a Borrowing Base Asset; (b) (i) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or (ii) an affirmative grant of such right from the lessor to the immediately preceding mortgagee of the leased property; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease, provided that such agreement may also be contained in a separate agreement between the lessor and the Administrative Agent.

“Qualified Mortgage” means a New York Mortgage or a Florida Mortgage, as the case may be.

“Qualified Property” means a New York Property or a Florida Property, as the case may be.

“Qualified Term Note” means a New York Term Note or a Florida Term Note, as the case may be.

“Qualified Unsecured Debt” has the meaning specified in the definition of Qualified Unsecured Lender.

“Qualified Unsecured Lender” means (a) a trustee in respect of an issuance of Debt by the Borrower or the Parent Guarantor pursuant to Rule 144A of the Securities Act, or (b) an administrative agent or similar lead representative of a lender group (or, if no such administrative agent or similar lead representative exists, each lender thereunder) in respect of the 2015 Term Loan Agreement, the 2016 Term Loan Agreement or a term loan made (or to be made) to the Borrower or the Parent Guarantor, in each case where such Debt is not secured by any Lien and does not otherwise constitute secured Debt hereunder (“Qualified Unsecured Debt”), provided that to constitute Qualified Unsecured Debt hereunder (i) the Borrower shall have provided notice to the Administrative Agent of the aggregate maximum principal amount of such Debt, the name of the Qualified Unsecured Lender thereunder, the address to which any notices to such Qualified Unsecured Lender should be sent and such other information regarding the terms of such Debt as the Administrative Agent may reasonably request, (ii) except in the case of the Other Facilities, the Borrower shall have delivered a certificate signed by a Responsible Officer of the Parent Guarantor, dated the date of the incurrence of such Debt, certifying that (x) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, and (y) the Loan Parties are in compliance with the covenants contained in Section 5.04 immediately before and, on a pro forma basis, immediately after such date, together with reasonable supporting information demonstrating such compliance, and (iii) such Qualified Unsecured Lender shall have provided to the Administrative Agent a written acknowledgement that such Person has reviewed and approved the provisions of Article VIII of this Agreement and, if requested by such Person (provided that at the time of such request such Person shall satisfy the foregoing provisions of this definition), the Administrative Agent shall have provided to such Person a written acknowledgement that such Person is a “Qualified Unsecured Lender” and is entitled to the rights, benefits and protections accorded to a Qualified Unsecured Lender under Section 8.01(f) (it being understood that no such acknowledgment from the Administrative Agent shall be required in order for any such Qualified Unsecured Lender to obtain the rights, benefits or protections under Section 8.01(f)).

“RC Assigned Rights and Obligations” has the meaning specified in Section 2.21(b).

“RC Purchasing Bank” has the meaning specified in Section 2.21(b).

“RC Selling Bank” has the meaning specified in Section 2.21(b).

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recently Developed Asset” means a Development Asset of the type described in clause (a) of the definition thereof as to which Substantial Completion has been achieved and fewer than four complete consecutive fiscal quarters of the Parent Guarantor have elapsed since the date of such Substantial Completion, which Development Asset has been designated by the Borrower in writing, with the approval of the Administrative Agent and the Required Lenders, as a “Recently Developed Asset”.

“Recently Redeveloped Asset” means a Redevelopment Asset of the type described in clause (a) of the definition thereof as to which Substantial Completion has been achieved and fewer than four complete consecutive fiscal quarters of the Parent Guarantor have elapsed since the date of such Substantial Completion, which Redevelopment Asset has been designated by the Borrower in writing, with the approval of the Administrative Agent and the Required Lenders, as a “Recently Redeveloped Asset”.

“Recipient” means (a) the Administrative Agent, (b) any Lender Party and (c) any Issuing Bank.

“Reciprocal Protections Provisions” has the meaning specified in Section 5.01(y).

“Recourse Debt” means Debt for which the Parent Guarantor or any of its Subsidiaries (other than a Property-Level Subsidiary) has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements.

“Redevelopment Asset” means (a) an Asset which either (i) has been acquired with a view toward renovating or rehabilitating such Asset, or (ii) the Borrower or a Subsidiary thereof intends to renovate or rehabilitate, and (b) a Recently Redeveloped Asset.  Each Redevelopment Asset shall continue to be classified as a Redevelopment Asset (and, if applicable, Recently Redeveloped Asset) hereunder until the end of the four complete consecutive fiscal quarters of the Parent Guarantor following the achievement of Substantial Completion with respect to such Asset, following which such Asset shall be classified as a Hotel Asset hereunder.

“Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Borrowing Base Assets, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Debt shall not exceed the principal amount of the Debt being extended, refunded or refinanced plus the amount of any applicable premium and expenses, and (c) the other material terms, taken as a whole, of any such Debt are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms governing the Debt being extended, refunded or refinanced.

“Register” has the meaning specified in Section 10.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Replacement Lender” means an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time, provided that (i) at all times when there are two (2) or more Lenders holding Commitments, “Required Lenders” must include two (2) or more Lenders and (ii) no Defaulting Lender shall be included in the calculation of “Required Lenders” and no Defaulting Lender’s approval shall be included in the calculation of whether the Required Lenders shall have approved an action or undertaking.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Responsible Officer” means, with respect to any Loan Party, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, Director of Financial

Reporting or Treasurer of such Loan Party or of any general partner or managing member of such Loan Party.

“Restricted Payments” means, in the case of any Person, to declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, or to make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, except for (i) any purchase, redemption or other acquisition of Equity Interests with the proceeds of issuances of new common Equity Interests occurring not more than one year prior to such purchase, redemption or other acquisition and (ii) non-cash payments in connection with employee, trustee and director stock option plans or similar incentive arrangements.  For the avoidance of doubt, in the case of the Parent Guarantor, Restricted Payments will include any purchase, redemption or other acquisition of Equity Interests in Parent Guarantor with the proceeds of Transfers permitted by Section 5.02(e) of this Agreement.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount (a) set forth opposite such Revolving Credit Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Revolving Credit Lender has entered into one or more Assignment and Acceptances, set forth for such Revolving Credit Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Revolving Credit Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Revolving Credit Advances.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, a Lender that holds a Revolving Credit Commitment.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.

“Sanctions” has the meaning set forth in Section 4.01(x).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Screen Rate” means, for any Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”) for deposits in Dollars (for delivery on the first day of such Interest Period) for a term equivalent to such Interest

Period as published by Reuters or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time in place of Reuters; provided that in no circumstances shall the Screen Rate be less than 0% per annum.

“Second Extended RC Maturity Date” has the meaning specified in Section 2.16(b).

“Second Facility Extension Date” has the meaning specified in Section 2.16(b).

“secured Debt” means Debt that is secured by any Lien.

“Secured Debt Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Consolidated secured Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c) as the case may be; provided,  however, that secured Debt shall exclude, to the extent provided in Section 8.01(b), (i) the Debt evidenced by any Qualified Term Note held by the Administrative Agent, and (ii) the Debt evidenced by any Qualified Term Note held by the administrative agent or, if there is no administrative agent, the lender under any Senior Unsecured Bank Facility, so long as the Administrative Agent shall be a Qualified Unsecured Lender (as defined in the loan documentation for such Senior Unsecured Bank Facility) and the property encumbered by the Qualified Mortgage which evidences such Debt is not subject to any liens other than such Qualified Mortgage.

 “Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Senior Managers” has the meaning specified in the recital of parties to this Agreement.

“Senior Unsecured Bank Facility” means any of (i) the Other Facilities and (ii) any other senior term loan facility made (or to be made) to the Borrower or the Parent Guarantor where such Debt does not constitute secured Debt hereunder; in each case as any of such facilities may be from time to time amended, amended and restated or replaced with other senior bank Debt that does not constitute secured Debt hereunder.

“Selling Lender” has the meaning specified in Section 2.17(e).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going‑concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Dividends” has the meaning specified in the definition of “Dividend Payout Ratio”.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Substantial Completion” means, with respect to any Development Asset or Redevelopment Asset and as of any relevant date of determination, the substantial completion of all material construction, renovation and rehabilitation work then planned with respect to such Asset such that such Asset has received or upon final inspection will receive a final certificate of occupancy for the entire Asset.

“Surviving Debt” means any Debt for Borrowed Money of each Loan Party and its Subsidiaries, which, in each case, is in an amount of $1,000,000 or more and is outstanding immediately before and after giving effect to the Closing Date.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Advance” means an advance made by (a) a Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).

“Swing Line Banks” means Citibank and Wells Fargo Bank, N.A., in their respective capacities as Lenders of Swing Line Advances, and their respective successors and permitted assigns in such capacity.

“Swing Line Borrowing” means a borrowing consisting of Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to any Swing Line Bank at any time, the amount set forth opposite such Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if such Swing Line Bank has entered into one or more Assignment and Acceptances, set forth for such Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Swing Line Bank’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Swing Line Advances.

“Swing Line Facility” has the meaning specified in Section 2.01(c).

 “Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Tangible Net Worth” means, with respect to the Parent Guarantor as of any date of determination, the excess of Consolidated total assets of the Parent Guarantor and its Subsidiaries, over Consolidated total liabilities of the Parent Guarantor and its Subsidiaries, each as determined in accordance with GAAP, less (i) all assets and liabilities of the Parent Guarantor and its Subsidiaries, on a Consolidated basis, which will be treated as intangibles under GAAP, including, without limitation, accumulated depreciation, deferred loan costs, deferred taxes net of deferred tax liabilities, named intangible assets and liabilities, deferred income or gains and unamortized debt discount and expense and (ii) all subordinated Debt of the Parent Guarantor and its Subsidiaries, on a Consolidated basis.

“Taxable REIT Subsidiary” means a Subsidiary of the Parent Guarantor that qualifies as a taxable REIT subsidiary for the purposes of Section 856(l) of the Internal Revenue Code and any Subsidiary of such Taxable REIT Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Term Loan” means one or more term loans to the Borrower from the Term Loan Lenders in the original principal amount of $225,000,000, as such amount may be increased from time to time in accordance with Section 2.17.

“Term Loan Commitment” means, with respect to any Term Loan Lender at any time, the amount (a) set forth opposite such Term Loan Lender’s name on Schedule I hereto under the caption “Term Loan Commitment” or (b) if such Term Loan Lender has entered into one or more Assignment and Acceptances, set forth for such Term Loan Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Term Loan Lender’s “Term Loan Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.06.  For the avoidance of doubt, funded Term Loan Commitments hereunder shall continue to constitute “Term Loan Commitments” within the meaning of this definition.

“Term Loan Facility” means, at any time, the aggregate amount of the Term Loan Lenders’ Term Loan Commitments at such time.

“Term Loan Lender” shall mean, at any time, a Lender that holds a Term Loan Commitment.

“Test Date” means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance or the issuance or renewal of any Letter of Credit, (c) the date of the addition of any Proposed Borrowing Base Asset pursuant to Section 5.01(k), and (d) the effective date of any Transfer permitted under Section 5.02(e)(ii)(C).

“TL Assigned Rights and Obligations” has the meaning specified in Section 2.21(a).

“TL Purchasing Bank” has the meaning specified in Section 2.21(a).

“TL Selling Bank” has the meaning specified in Section 2.21(a).

“Total Asset Value” means, at any date of determination, the sum of (a) the Asset Values for all Assets at such date, plus (b) Unrestricted Cash of the Parent Guarantor and its Subsidiaries on hand at such date in an amount not to exceed $50,000,000, plus (c) 50% of the aggregate principal amount at such date of development loans by the Parent Guarantor and its Subsidiaries to Joint Ventures in which the Parent Guarantor has a direct or indirect interest, plus (d) the sum of amounts that are with a Person other than the Parent Guarantor and its Subsidiaries as escrows, deposits or security for contractual obligations, plus (e) deposits on acquisitions of Hotel Assets at such date that are refundable in full in the event that the applicable Subsidiary of the Parent Guarantor elects not to proceed with the subject acquisition, plus (f) the gross book value (as determined in accordance with GAAP) of all unimproved land owned by Subsidiaries of the Parent Guarantor.

“Total BBA Value” means an amount equal to the sum of the Asset Values of all Borrowing Base Assets.

“Total Debt” means, at any date of determination, all Consolidated Debt of the Parent Guarantor and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Total Debt to EBITDA Ratio” means, at any date of determination, the ratio of (a) Total Debt minus Unrestricted Cash in excess of $50,000,000, to (b) EBITDA.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transfer” has the meaning specified in Section 5.02(e)(i).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCP” has the meaning specified in Section 2.03(f).

“UCP 600” has the meaning specified in Section 2.03(f).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trust, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unrestricted Cash” means an amount (if greater than zero) equal to (a) cash and Cash Equivalents of the Borrower and its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depositary bank where such cash is maintained), minus (b) the sum of amounts included in the foregoing clause (a) that are with a Person other than the Parent Guarantor and its Subsidiaries as escrows, deposits or security for contractual obligations.

“unsecured Debt” means any Debt that is not secured Debt.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any date of determination, (a) such Revolving Credit Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Revolving Credit Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Revolving Credit Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(c) and outstanding at such time and (C) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time.

“U.S. Dollars” and “$” means lawful money of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate”  has the meaning specified in Section 2.12(g).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.  Computation of Time Periods; Other Definitional Provisions.

In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

Section 1.03.  Accounting Terms.

(a)All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

(b)If the Borrower notifies the Administrative Agent that due to one or more changes in accounting principles after the Closing Date required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies that results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, the Borrower wishes to amend any financial covenants, standards or terms, then the Administrative Agent and the Borrower agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made.  Such provisions shall be amended in a manner satisfactory to the Borrower and the Required Lenders.  Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.03(b), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

(c)Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as obligations with respect to a Capitalized Lease.

Article II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01.  The Advances and the Letters of Credit.

(a)The Revolving Credit Advances.  Each Revolving Credit Lender severally, but not jointly, agrees, on the terms and conditions hereinafter set forth, to make advances denominated in U.S. Dollars (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Maturity Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Revolving Credit Lender’s Unused Revolving Credit Commitment at such time and in no event to exceed in the aggregate at any one time outstanding such Lender’s Revolving Credit Commitment.  Each Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Maturity Date in respect of the Revolving Credit Facility, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b)Letters of Credit.  Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit denominated in U.S. Dollars (such letters of credit, together with the Existing Letters of Credit, the “Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 30 days before the Maturity Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Letter of Credit Commitment at such time, (iii) for all Letters of Credit issued by such Issuing Bank not to cause the Facility Exposure attributable to Revolving Credit Advances made by such Issuing Bank, Swing Line Advances made by such Issuing Bank and Letters of Credit issued by such Issuing Bank to exceed such Issuing Bank’s Revolving Credit Commitment, and (iv) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time.  The Existing Issuing Bank shall continue any Existing Letters of Credit, for the account of the Borrower; provided that no Existing Letter of Credit shall be renewed by the Existing Issuing Bank but shall be replaced by Citibank as the Issuing Bank upon submission by the Borrower to Citibank of a request for an issuance of a Letter of Credit.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 30 days before the Maturity Date in respect of the Revolving Credit Facility and (A) in the case of a Standby Letter of Credit one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided, however, that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination,

(y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 30 days before the Maturity Date in respect of the Revolving Credit Facility.  If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the applicable Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the applicable Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

(c)Swing Line Advances.  The Borrower may request the Swing Line Banks to make, and the Swing Line Banks agree to make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Maturity Date in respect of the Revolving Credit Facility (i) in an aggregate amount not to exceed at any time outstanding $30,000,000 (the “Swing Line Facility”), (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time and (iii) in an amount for each such Swing Line Borrowing with respect to each Swing Line Lender not to cause the Facility Exposure attributable to Revolving Credit Advances made by such Swing Line Lender, Swing Line Advances made by such Swing Line Lender and Letters of Credit issued by such Swing Line Lender to exceed such Swing Line Lender’s Revolving Credit Commitment.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $250,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and subject to the limits referred to above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d)Term Loan.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to fund to the Borrower an amount equal to its Pro Rata Share of the Term Loan on the Closing Date as a single Advance denominated in U.S. Dollars.  The Borrower shall not have the right to reborrow any portion of the Term Loan that is repaid or prepaid.

Section 2.02.  Making the Advances.

(a)Except as otherwise provided in Section 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 2:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) the Facility with respect to which such Borrowing relates, and (v) in the case of a Borrowing consisting of

Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Banks or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Banks or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b)Each Swing Line Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Banks and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier or e-mail, in each case specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the seventh day after the requested date of such Borrowing and (B) the Maturity Date in respect of the Revolving Credit Facility).  Each Swing Line Bank shall, before 1:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make its Pro Rata Swing Line Share of the requested Swing Line Borrowing available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.  Upon written demand by a Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Revolving Credit Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Revolving Credit Lender’s Pro Rata Share of the applicable outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Revolving Credit Lender.  The Borrower hereby agrees to each such sale and assignment.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the applicable Swing Line Bank, provided that notice of such demand is given not later than 12:00 Noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by a Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Revolving Credit Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Revolving Credit Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a

Swing Line Advance made by such Revolving Credit Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

(c)Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than five separate Interest Periods in effect hereunder at any time.

(d)Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any actual loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g)Each Lender may, at its option, make any Advance available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided,  however, that (i) any exercise of such option shall not affect the obligation of the Borrower in accordance with the terms of this Agreement and (ii) nothing in this Section 2.02(g) shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

Section 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telex, telecopier or e‑mail or by means of the Approved Electronic Platform.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (y) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (z) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 10.02 or as otherwise agreed with the Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)Letter of Credit Reports.  Each Issuing Bank shall furnish (i) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c)Letter of Credit Participations; Drawing and Reimbursement.  (i)  Immediately upon the issuance by any Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed, and with respect to the Existing Letters of Credit, the Existing Issuing Bank shall be deemed upon the date hereof, to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender (in its capacity under this Section 2.03(c), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant’s Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Credit Commitments or the Revolving Credit Lenders’ respective Pro Rata Shares pursuant to Section 10.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Revolving Credit Lenders, as the case may be.

(ii)In determining whether to pay under any Letter of Credit, the applicable Issuing Bank shall not have any obligation with respect to the other Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by such Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final non‑appealable judgment).

(iii)The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.  In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.04(c), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. Dollars and in same day funds. Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the applicable Issuing Bank its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.

(iv)Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, such Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(d)Failure to Make Letter of Credit Advances.  The failure of any Revolving Credit Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make the Letter of Credit Advance to be made by such other Revolving Credit Lender on such date.

(e)Independence.    The Borrower acknowledges that the rights and obligations of any Issuing Banks under each Letter of Credit issued by it are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower and between the Borrower and the beneficiary of the Letter of Credit.  No Issuing Bank shall have any duty to notify the Borrower of its receipt of a demand or a draft, certificate or other document presented under a Letter of Credit or of its decision to honor such demand.  Such Issuing Bank may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Letter of Credit or any other Person.  No Issuing Bank shall have any duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Letter of Credit.  No Issuing Bank shall have any duty to seek any waiver of discrepancies from the Borrower, or any duty to grant any waiver of discrepancies that the Borrower approves or requests.  No Issuing Bank shall have any duty to extend the expiration date or term of a Letter of Credit or to issue a replacement Letter of Credit on or before the expiration date of a Letter of Credit or the end of such term.

(f)Governing Rules.    The Borrower agrees that each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (2007 Revision) (the “UCP 600”) or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). Each Issuing Bank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein.  The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.  The Borrower agrees that for matters not addressed by the chosen ICC Rule, the Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws.  If, at the Borrower’s request, the Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, no Issuing Bank shall be liable for any payment, cost, expense or loss resulting from any action or inaction taken by such Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing the Letter of Credit.

Section 2.04.  Repayment of Advances.

(a)Revolving Credit Advances and Term Loan.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date in respect of the Revolving Credit Facility the aggregate outstanding principal amount of the Revolving Credit Advances and Term Loan then outstanding.

(b)Swing Line Advances.  The Borrower shall repay to the Administrative Agent for the account of (i) each Swing Line Bank and (ii) each other Revolving Credit Lender that has made a Swing Line Advance by purchase from the Swing Line Banks pursuant to Section 2.02(b), the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Swing Line Borrowing) and the Maturity Date in respect of the Revolving Credit Facility.

(c)Letter of Credit Advances.  (i)  The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to reimburse the applicable Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)the existence of any claim, set‑off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F)any exchange, release or non‑perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

Section 2.05.  Termination or Reduction of the Commitments.

(a)Optional.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $500,000 (or, in the case of the Swing Line Facility, $250,000) or an integral multiple of $100,000 in excess thereof and (ii) shall be made ratably among the Revolving Credit Lenders in accordance with their Commitments with respect to such Facility.   Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, however, that a notice of termination of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)Mandatory.  (i)  The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii)Upon the funding of the Term Loan and from time to time thereafter upon each repayment or prepayment of any portion of the Term Loan, the aggregate Term Loan Commitments of the Term Loan Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Term Loan Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term Loan outstanding after giving effect to such repayment or prepayment of the Term Loan.

Section 2.06.  Prepayments.

(a)Optional.  The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 10.04(c).  The Borrower may revoke a notice of prepayment that has been delivered to the Administrative Agent in accordance with this Section which states that such notice is conditioned upon the effectiveness of other credit facilities if such condition is not satisfied and the Borrower shall indemnify the Administrative Agent and each Lender Party against any loss, cost or expense incurred by the Administrative Agent or such Lender as a result of such revocation.

(b)Mandatory.  (i)  The Borrower shall, if applicable, on each Business Day, prepay an aggregate principal amount of the Term Loan, the Revolving Credit Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances to cause (A) the Facility Exposure not to exceed the Facilities on such Business Day, (B) the Leverage Ratio not to exceed the applicable maximum Leverage Ratio set forth in Section 5.04(a)(i) on such Business Day, and (C) the Facility Exposure not to exceed the Facility Available Amount as set forth in Section 5.04(b)(i) on such Business Day.  If all Advances have been prepaid and are not sufficient to cause Borrower to comply with each of (A), (B), and (C), the Borrower shall make a deposit in the L/C Cash Collateral Account in an amount sufficient to do the same.

(ii)The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.  To the extent the funds on deposit in the L/C Cash Collateral Account shall at any time exceed the total amount required to be deposited therein pursuant to the terms of this Agreement, the Administrative Agent shall, promptly upon request by the Borrower and provided that no Default or Event of Default shall then have occurred or be continuing or would result therefrom, return such excess amount to the Borrower.

(iii)Prepayments of the Facilities made pursuant to clauses (i) and (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full, fourth deposited in the L/C Cash Collateral Account to Cash Collateralize 100% of the Available Amount of the Letters of Credit then outstanding and fifth applied to prepay the Term Loan then outstanding until the Term Loan is paid in full.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Revolving Credit Lenders, as applicable.

(iv)All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.07.  Interest.

(a)Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

(d)Interest Rate Determination.  (i)  [Intentionally Omitted].

(ii)Subject to clause (d)(iii) below, if the Screen Rate is unavailable and the Administrative Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances, as provided in the definition of “Eurodollar Rate”,

(A)the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(B)each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C)the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(iii)Notwithstanding clause (ii) of this Section 2.07(d) or any other provision of this Agreement, if the Administrative Agent notifies the Borrower and the Lenders that the Administrative Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances (as provided in the definition of “Eurodollar Rate”) due to the discontinuation of ICE LIBOR and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend the applicable provisions of this Agreement to reference an alternative to the Eurodollar Rate, with due consideration being given at such time to the interest rate or rates then being referenced by the Required Lenders and other lenders in the bank loan market in credit facilities similar to the Facilities.  The applicable provisions of this Agreement shall be amended to reflect the selection of such new reference rate in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders.  Until any such amendment shall have become effective, the interest rate applicable to all outstanding Advances shall be determined in accordance with Section 2.07(d)(ii).

(e)Borrower Information Used to Determine Applicable Interest Rates.  The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lender Parties by the Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender Party, within ten (10) Business Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender Party's other rights under this Agreement.

Section 2.08.  Fees.

(a)Unused Fee.  The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender that is a Revolving Credit Lender and from the effective date specified in the Assignment and Acceptance or the Accession Agreement, as the case may be, pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until the Maturity Date in respect of the Revolving Credit Facility, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2017, and on the Maturity Date in respect of the Revolving Credit Facility.  The Unused Fee payable for the account of each Revolving Credit Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Revolving Credit Lender (i) for any period in which the average daily Facility Exposure (exclusive of Obligations in respect of Guaranteed Hedge Agreements) in respect of the Revolving Credit Facility for such period exceeds 50% of the aggregate Revolving Credit Commitments, at the rate of 0.20% per annum, and (ii) in all other cases, at the rate of 0.30% per annum.

(b)Letter of Credit Fees, Etc.  (i)  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears, (a) quarterly on the last day of each March, June, September and December commencing September 30, 2017, (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Maturity Date in respect of the Revolving Credit Facility, on such Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time for the applicable period at the rate per annum equal to the Applicable Margin for Revolving Credit Facility Eurodollar Rate Advances in effect from time to time.

(ii)The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent.

(d)Extension Fees.  The Borrower shall pay to the Administrative Agent, in connection with the extension of the Revolving Credit Facility, a Facility extension fee (an “Extension Fee”) on each of the First Facility Extension Date and the Second Facility Extension Date, for the account of each Revolving Credit Lender, in an amount equal to 0.075% of such Revolving Credit Lender’s Revolving Credit Commitment then outstanding (whether funded or unfunded).

(e)[Reserved].

(f)Defaulting Lender.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.08(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the Letter of Credit Exposure or the Swing Line Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.18(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such Letter of Credit Exposure or Swing Line Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Banks and the Swing Line Banks, as applicable (and the pro rata payment provisions of Section 2.11(f) will automatically be deemed adjusted to reflect the provisions of this Section).

Section 2.09.  Conversion of Advances.

(a)Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon an Interest Period of one month shall apply to each such Eurodollar Rate Advance.

(iii)Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10.  Increased Costs, Etc.

(a)If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining

Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or Connection Income Taxes (as to which Section 2.12 shall govern), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel Supervision known as Basel III and regardless of the date enacted, adopted, implemented or issued shall be deemed an introduction or change of the type referred to in Section 2.10(a) and this Section 2.10(b).

(c)If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)Failure or delay on the part of any Lender Party to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender Party’s right to demand such compensation, provided that, the Borrower shall not be required to compensate a Lender Party pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender Party notifies the Borrower of the event or circumstance giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the event or circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11.  Payments and Computations.

(a)The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.17 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time,  to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c)All computations of interest based on Citibank, N.A.’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender Parties in the following order of priority:

(A)first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as the Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(B)second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

(C)third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 10.04 and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(D)fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(E)fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a), (b)(i), (d) and (e) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(F)sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(G)seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(H)eighth, to the payment of any other accrued and unpaid interest comprising Obligations of the Loan Parties owing under or in respect of the Loan Documents that is due and payable on such date, ratably based upon the respective aggregate amounts of all such interest owing to the respective obligees thereof on such date;

(I)ninth, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lender Parties on such date and the payment of all Obligations then owing under each Guaranteed Hedge Agreement to the Hedge Banks, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent, the Lender Parties and the Hedge Banks on such date, and to deposit into the L/C Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and

(J)tenth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the respective obligees thereof on such date.

Section 2.12.  Taxes.

(a)Any and all payments by or on account of any Obligation of any Loan Party or the Administrative Agent or under any Loan Document shall be made, in accordance with Section

2.11 or the applicable provisions of such other Loan Document, if any, without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)Each Lender Party shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Party (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender Party’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender Party, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error.  Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent to the Lender Party from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)As soon as practicable after, but in any case within 30 days after the date of any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of payment reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a U.S. Person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (e) and (g) of this Section 2.12, the term “United States” shall have the meaning specified in Section 7701(a)(9) of the Internal Revenue Code.

(f)Any Lender Party that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(i), (ii), and (iv) below) shall not be required if in the applicable Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender Party.

(g)Without limiting the generality of Section 2.12(f),

(i)each Lender Party that is a U.S. Person shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with executed originals of Internal Revenue Service Form W-9 certifying that such Lender Party is exempt from U.S. federal backup withholding tax;

(ii)each Lender Party that is not a U.S. Person (a “Foreign Lender Party”) shall, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with whichever of the following is applicable:

(A)in the case of a Foreign Lender Party claiming the benefits of an income tax treaty to which the United Sates is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)executed originals of Internal Revenue Service Form W‑8ECI;

(C)in the case of a Foreign Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code (x) a certificate substantially in the form of Exhibit F-1 hereto to the effect that such Foreign Lender Party is not a (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code  (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable; or

(D)to the extent that the Foreign Lender Party is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender Party is a partnership and one or more direct or indirect partner of such Foreign Lender Party are claiming the portfolio interest exemption, such Foreign Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(iii)any Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)  if a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Indemnified Taxes that may be paid by another party.

(i)For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described in subsection (f) or subsection (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or subsection (g) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(j)Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(k)In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(l)Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 2.13.  Sharing of Payments, Etc.

Subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise, other than as a result of an assignment pursuant to Section 10.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.14.  Use of Proceeds.

The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely for (i) general corporate purposes of the Borrower and its Subsidiaries, (ii) the development of new, and the renovation and expansion of existing, Hotel Assets and the acquisition of such other assets and the making of such other Investments as are permitted by this Agreement, (iii) capital expenditures related to Assets, (iv) the repayment in full (or refinancing) of existing mortgage loans and (v) the payment of fees and expenses related to the Facilities and the other transactions contemplated by the Loan Documents.  The Borrower will not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

Section 2.15.  Evidence of Debt.

(a)Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.  The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment or Term Loan Commitment of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.  To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)The Register maintained by the Administrative Agent pursuant to Section 10.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.16.  Extensions of Maturity Date.

(a)First Extension.  At least 30 days but not more than 120 days prior to the Initial RC Maturity Date, the Borrower, by written notice to the Administrative Agent, may request a six-month extension of the Initial RC Maturity Date.  The Administrative Agent shall promptly notify each Lender of such request and the Initial RC Maturity Date shall, effective as of the First Facility Extension Date (as defined below), be extended for an additional six-month period (the last day of such period being the “First Extended RC Maturity Date”), provided that, on the First Facility Extension Date (i) the Administrative Agent shall have received payment in full of the extension fee set forth in Section 2.08(d) and (ii) the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the First Facility Extension Date, stating that:  (A) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the First Facility Extension Date (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) and (B) no Default has occurred and is continuing or would result from such extension.  “First Facility Extension Date” means the first date after the delivery by the Borrower of the extension notice described above in this Section 2.16(a) that the conditions set forth in clauses (i) and (ii) of the proviso above are satisfied.  In the event that an extension is effected pursuant to this Section 2.16(a) (but subject to provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Advances in respect of the Revolving Credit Facility shall be repaid in full ratably to the applicable Lenders on the First Extended RC Maturity Date unless the First Extended RC Maturity Date has been further extended pursuant to Section 2.16(b) below.  As of the First Facility Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Maturity Date” in respect of the Revolving Credit Facility shall refer to the First Extended RC Maturity Date.

(b)Second Extension.  If the Borrower has extended the Initial RC Maturity Date in accordance with Section 2.16(a), at least 30 days but not more than 120 days prior to the First Extended RC Maturity Date, the Borrower, by written notice to the Administrative Agent, may request an additional six-month extension of the First Extended RC Maturity Date.  The Administrative Agent shall promptly notify each Lender of such request and the First Extended RC Maturity Date shall, effective as of the Second Facility Extension Date (as defined below), be extended for an additional six-month period (the last day of such period being the “Second Extended RC Maturity Date”), provided that, on the Second Facility Extension Date (i) the Administrative Agent shall have received payment in full of the extension fee set forth in Section 2.08(d) and (ii) the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the Second Facility Extension Date, stating that:  (A) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the Second Facility Extension Date (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) and (B) no Default has occurred and is continuing or would result from such extension.  “Second Facility Extension Date” means the first date after the delivery by the Borrower of the extension notice described above in this Section 2.16(b) that the conditions set forth in clauses (i) and (ii) of the proviso above are satisfied.  In the event that an extension is effected pursuant to this Section 2.16(b) (but subject to provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Advances in respect of the Revolving Credit Facility shall be repaid in full ratably to the applicable Lenders on the Second Extended RC Maturity Date.  As of the Second Facility Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Maturity Date” in respect of the Revolving Credit Facility shall refer to the Second Extended RC Maturity Date.

(c)Notwithstanding the foregoing provisions of this Section 2.16, in no case shall the Maturity Date in respect of the Revolving Credit Facility extend beyond the date of termination of all Revolving Credit Commitments pursuant to Section 6.01.

Section 2.17.  Increase in the Aggregate Commitments.

(a)The Borrower may, at any time (but no more than twice in any consecutive 12-month period), by written notice to the Administrative Agent, request an increase in the aggregate amount of the Revolving Credit Commitments and/or the Term Loan Commitments by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the applicable scheduled Maturity Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Revolving Credit Facility and the Term Loan Facility at any time exceed $875,000,000, (ii) in no event shall the Borrower submit more than ten separate requests for a Commitment Increase hereunder, and (iii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

(b)The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase and the proposed allocation of such amount to each Facility, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments and/or Term Loan Commitment (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment and/or its Term Loan Commitment, as the case may be (each, a “Proposed Increased Commitment”).  If the Lenders in respect of any Facility notify the Administrative Agent that they are willing to increase the amount of their respective Commitments pertaining to such Facility by an aggregate amount that exceeds the amount of the requested Commitment Increase for such Facility, then the requested Commitment Increase in respect of such Facility shall (subject to the proviso at the end of this sentence) be allocated to each Lender willing to participate therein in an amount equal to such Commitment Increase multiplied by the ratio of each Lender’s Proposed Increased Commitment to the applicable Facility to the aggregate amount of all Proposed Increased Commitments to such Facility; provided, however, that the final allocation of the Commitment Increase among the Lenders willing to participate therein shall be subject to the approval of the Borrower, which approval shall not be unreasonably withheld, conditioned or delayed.  In no event, however, shall any Lender be required to participate in a Commitment Increase.

(c)Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the applicable requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) (an “Acceding Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment or Term Loan Commitment, as the case may be, of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date;

provided,  however, that the Administrative Agent shall have received at or before 12:00 Noon (New York City time) on such Increase Date the following, each dated such date:

(i)an accession agreement from each Acceding Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;

(ii)confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment or Term Loan Commitment, as the case may be, in a writing satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower; and

(iii)such certificates or other information as may be required pursuant to Section 3.02.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower, at or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e)On the Increase Date, to the extent the Advances then outstanding and owed to any Lender in respect of the Facility subject to the Commitment Increase (the “Increasing Facility”) immediately prior to the effectiveness of the Commitment Increase shall be less than such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase) of all Advances then outstanding in respect of the Increasing Facility and owed to all Lenders in respect of such Increasing Facility in their capacities as such (each such Lender, including any Acceding Lender, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding in respect of the Increasing Facility and owed to each Lender in respect of such Increasing Facility that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding in respect of the Increasing Facility and owed to each Lender in respect of such Increasing Facility shall equal such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase on the Increase Date) of all Advances then outstanding in respect of the Increasing Facility and owed to all applicable Lenders.  The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date.  Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date.  The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Applicable Lending Office.  If in connection with the transactions described in this Section 2.17 any Lender shall incur any losses, costs or expenses of the type described in Section 10.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

Section 2.18.  Defaulting Lenders.

(a)If a Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit or Swing Line Advance is at the time outstanding, each Issuing Bank and each Swing Line Bank, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.18(b)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank and such Swing Line Bank in respect of such Letter of Credit or Swing Line Advance in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank and such Swing Line Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b)If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swing Line Exposure of such Defaulting Lender:

(i)the Letter of Credit Exposure and the Swing Line Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments, provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swing Line Exposure and total Letter of Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender and (c) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii)to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swing Line Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank and/or any Swing Line Bank, as the case may be), (a) Cash Collateralize the obligations of the Borrower to such Issuing Bank and such Swing Line Bank in respect of such Letter of Credit Exposure or Swing Line Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure or Swing Line Exposure, or (b) in the case of such Swing Line Exposure, prepay (subject to clause (3) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank and such Swing Line Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.18(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swing Line Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non‑Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter of Credit Advances then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, each Issuing Bank and each Swing Line Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to (i) reimburse an outstanding Letter of Credit Advance, (ii) repay an outstanding Swing Line Advance, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swing Line Advances in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swing Line Advance.

(d)Anything herein to the contrary notwithstanding, if at any time the Required Lenders (determined after giving effect to Section 10.01) determine that the Person serving as the Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders (determined after giving effect to Section 10.01) may by notice to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date thirty (30) days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(e)The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than thirty (30) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not  be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Bank or any Lender may have against such Defaulting Lender.

(f)If the Borrower, the Administrative Agent, the Issuing Banks and the Swing Line Banks agree in writing, in their discretion, that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.18(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure, Letter of Credit Exposure and Swing Line Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure, Swing Line Exposure and/or Letter of Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing), provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

Section 2.19.  Replacement of Lenders.

If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any  additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (a “Departing Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 10.01(b) and 10.07, as applicable, in each case except to the extent provided in this Section 2.19), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.12) and obligations under this Agreement and the other Loan Documents to a Replacement Lender that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07;

(b)such Departing Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the applicable Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable law; and

(e)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Departing Lender required to make an assignment pursuant to this Section 2.19 shall promptly execute and deliver an Assignment and Acceptance with the applicable Replacement Lender.  If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Departing Lender receives all payments described in clause (b) of this Section 2.19, then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender.

Section 2.20.  Cash Collateral Account.

(a)Grant of Security.  The Borrower hereby pledges to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, and hereby grants to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, a security interest in, the Borrower’s right, title and interest in and to the L/C Cash Collateral Account and all (i) funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account, (ii) and all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, as collateral agent for or on behalf of the Borrower, in substitution for or in addition to any or all of the then existing L/C Account Collateral and (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Account Collateral, in each of the cases set forth in clauses (i), (ii) and (iii) above, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising other than assets located or deemed to be located in Luxembourg (all of the foregoing, collectively, the “L/C Account Collateral”).

(b)Maintaining the L/C Account Collateral.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment:

(i)the Borrower will maintain all L/C Account Collateral only with the Administrative Agent, as collateral agent; and

(ii)the Administrative Agent shall have the sole right to direct the disposition of funds with respect to the L/C Cash Collateral Account subject to the provisions of this Agreement, and it shall be a term and condition of such L/C Cash Collateral Account that, except as otherwise provided herein, notwithstanding any term or condition to the contrary in any other agreement relating to the L/C Cash Collateral Account, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the L/C Cash Collateral Account; and

(iii)the Administrative Agent may (with the consent of the Required Lenders and shall at the request of the Required Lenders), at any time and without notice to, or consent from, the Borrower, transfer, or direct the transfer of, funds from the L/C Account Collateral to satisfy the Borrower’s Obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

(c)Investing of Amounts in the L/C Cash Collateral Account.  The Administrative Agent will, from time to time (i) invest (A) amounts received with respect to the L/C Cash Collateral Account in such Cash Equivalents credited to the L/C Cash Collateral Account as the Borrower may select and the Administrative Agent, as collateral agent, may approve in its reasonable discretion, and (B) interest paid on the Cash Equivalents referred to in clause (i)(A) above, and (ii) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner.  Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the L/C Cash Collateral Account.  In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the L/C Cash Collateral Account.

(d)Release of Amounts.  So long as no Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent will pay and release to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents such amount, if any, as is then on deposit in the L/C Cash Collateral Account.

(e)Remedies.  Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available pursuant to Article VI hereof and under the other Loan Documents, (i) the Administrative Agent may exercise in respect of the L/C Account Collateral all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected L/C Account Collateral), and (ii) the Administrative Agent may, without notice to the Borrower, except as required by law and at any time or from time to time, charge, set‑off and otherwise apply all or any part of the Obligations of the Borrower under the Loan Documents against any funds held with respect to the L/C Account Collateral or in any other deposit account.

Section 2.21.  Reallocation of Lender Pro Rata Shares; No Novation.

The Advances made under the Existing Agreement shall be deemed to be made under this Agreement on the date hereof, without executing any other documentation, and all such Advances currently outstanding shall be reallocated among the Lenders as follows:

(a)On the Effective Date, each Lender that will have a greater Pro Rata Share of the Term Loan Facility upon the Effective Date than its Pro Rata Share (under and as defined in the Existing Agreement) of the Term Loan Facility (under and as defined in the Existing Agreement) immediately prior to the Effective Date (each, a “TL Purchasing Bank”), without executing an Assignment and Acceptance, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Pro Rata Share of the Term Loan Facility upon the Effective Date than its Pro Rata Share (under and as defined in the Existing Agreement) of the Term Loan Facility (under and as defined in the Existing Agreement) immediately prior to the Effective Date (each, a “TL Selling Bank”) in all such TL Selling Bank’s rights and obligations under this Agreement and the other Loan Documents as a Lender with respect to the Term Loan Facility (collectively, the “TL Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Term Loan Commitment as set forth in Schedule I and a corresponding Pro Rata Share of all Term Loan Advances then outstanding under the Facility.  Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each TL Selling Bank shall be deemed to represent and warrant to each TL Purchasing Bank that the TL Assigned Rights and Obligations of such TL Selling Bank are not subject to any Liens created by that TL Selling Bank.  For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Term Loan Advances outstanding at any time exceed its Term Loan Commitment as set forth in Schedule I.

(b)On the Effective Date, each Lender that will have a greater Pro Rata Share of the Revolving Credit Facility upon the Effective Date than its Pro Rata Share (under and as defined in the Existing Agreement) of the Revolving Credit Facility (under and as defined in the Existing Agreement) immediately prior to the Effective Date (each, a “RC Purchasing Bank”), without executing an Assignment and Acceptance, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Pro Rata Share of the Revolving Credit Facility upon the Effective Date than its Pro Rata Share (under and as defined in the Existing Agreement) of the Revolving Credit Facility (under and as defined in the Existing Agreement) immediately prior to the Effective Date (each, a “RC Selling Bank”) in all such RC Selling Bank’s rights and obligations under this Agreement and the other Loan Documents as a Lender with respect to the Revolving Credit Facility (collectively, the “RC Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Revolving Credit Commitment as set forth in Schedule I and a corresponding Pro Rata Share of all Revolving Credit Advances then outstanding under the Revolving Credit Facility.  Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each RC Selling Bank shall be deemed to represent and warrant to each RC Purchasing Bank that the RC Assigned Rights and Obligations of such RC Selling Bank are not subject to any Liens created by that RC Selling Bank.  For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Revolving Credit Advances outstanding at any time exceed its Revolving Credit Commitment as set forth in Schedule I.

(c)The Borrower shall, upon written demand by any Lender Party (with a copy of such demand to the Administrative Agent), promptly compensate such Lender Party for and hold such Lender Party harmless from any loss, cost or expense incurred by it as a result of the reallocations set forth in Sections 2.21(a) and (b) above in respect of Eurodollar Rate Advances to the extent such reallocations take place on a day other than the last day of the Interest Period for such Eurodollar Rate Advances.  Notwithstanding anything to the contrary contained in this Agreement, as of the Effective Date, all Interest Periods (under and as defined in the Existing Agreement)  in respect of outstanding Term Loan Advances (under and as defined in the Existing Agreement) that are Eurodollar Rate Advances (under and as defined in the Existing Agreement) shall end on and as of the Effective Date and the Lenders (under and as defined in the Existing Agreement) immediately prior to the Effective Date shall be entitled to payment from the Borrower of all accrued interest on any Advances (under and as defined in the Existing Agreement) outstanding immediately prior the Effective Date on the Effective Date.  For the avoidance of doubt, the Eurodollar Rate applicable to Term Loan Advances made under the Existing Agreement which continue as Term Loan Advances under this Agreement (as reallocated hereunder) shall not be reset on the Effective Date.

(d)The Administrative Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Effective Date.  Each Lender required to make a payment pursuant to this Section shall make the net amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Effective Date.  The Administrative Agent shall distribute on the Effective Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this Section, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth in Schedule I or at such other address as such Lender may request in writing to the Administrative Agent.

(e)Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Loan Parties outstanding under the Existing Agreement or any instruments securing the same (including, without limitation, the Qualified Mortgages), which Obligations shall remain outstanding under this Agreement after the date hereof as “Revolving Credit Advances” and “Term Loans,” except as expressly modified hereby or by instruments executed concurrently with this Agreement.

Article III
CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

Section 3.01.  Conditions Precedent to Initial Extension of Credit.

The obligation of each Lender to make an Advance, of the Existing Issuing Bank to continue the Existing Letters of Credit under this Agreement, or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a)The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:

(i)A Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(ii)Completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements.

(iii)This Agreement, duly executed by the Loan Parties and the other parties thereto.

(iv)An Appraisal of each Borrowing Base Asset listed on Part A of Schedule II which is designated as a Recently Developed Asset or a Recently Redeveloped Asset,

(v)As to each Borrowing Base Asset:

(A)the most recently prepared land survey of such Borrowing Base Asset, prepared by a duly licensed and registered land surveyor, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than (i) Permitted Liens and (ii) encroachments and other defects that do not materially and adversely affect the value or operation of such property or are reasonably acceptable to the Administrative Agent,

(B)certified copies of each Management Agreement and Franchise Agreement, Qualified Ground Lease, Material Contracts, and all amendments thereto, entered into with respect to such Borrowing Base Asset,

(C)an original of the Existing Qualified Mortgage and the related Existing Qualified Note made in connection with such Borrowing Base Asset, if applicable, together with any other items required pursuant to Section 8.01,

(D)a copy of an ALTA Owner’s Policy of Title Insurance of the Borrower or a Subsidiary thereof, as applicable, covering such Borrowing Base Asset showing the identity of the fee titleholder thereto and all matters of record as of the date of such policy, and

(E)(1) a “Phase I” environmental assessment of such Borrowing Base Asset, which report (i) has been prepared by an environmental engineering firm reasonably acceptable to the Administrative Agent and (ii) is otherwise in form and substance reasonably acceptable to the Administrative Agent and (2) any other environmental assessments or similar reports relating to such Borrowing Base Asset, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Borrowing Base Asset.

For the avoidance of doubt, the parties hereby acknowledge that the items required to be delivered to the Administrative Agent pursuant to this Section 3.01(a)(v) shall not be required for the Borrowing Base Assets listed on Part A of Schedule II (not indicated with an asterisk) which qualify as Borrowing Base Assets (under and as defined in the loan documentation for the Other Facilities) immediately prior to the Effective Date.

(vi)Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(vii)A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such

Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(viii)A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, that such Loan Party is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(ix)A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party and its general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party and its general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party and its general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party and its general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(x)A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) certifying the names and true signatures of the officers of such Loan Party, and of the general partner or managing member of such Loan Party, as applicable, authorized to sign each Loan Document to which such Loan Party is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xi)Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), audited annual financial statements for the year ending December 31, 2016, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the Initial Extension of Credit) and financial projections for the Parent Guarantor’s consolidated operations.

(xii)Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(xiii)An opinion of Hunton & Williams LLP, special counsel for the Loan Parties, with respect to such matters (and in substantially the form) as any Lender Party through the Administrative Agent may reasonably request.

(xiv)An opinion of counsel for the Loan Parties reasonably satisfactory to the Administrative Agent covering certain corporate formalities and other matters that the Administrative Agent on behalf of the Lender Parties may reasonably request.

(xv)An opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(xvi)One or more Notices of Borrowing or a Notice of Issuance, as applicable, relating to the Initial Extension of Credit, each dated and delivered to the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(xvii)A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.

(b)The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries that directly or indirectly owns a Borrowing Base Asset, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c)The Lender Parties shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

(d)Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no Material Adverse Change since December 31, 2016.

(e)There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(f)All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g)[Intentionally Omitted].

(h)Concurrently with the execution and delivery of this Agreement, the Loan Parties shall have duly executed and delivered amendments, in form and substance reasonably satisfactory to the Arrangers, to the 2015 Term Loan Agreement and the 2016 Term Loan Agreement.

(i)The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all reasonable, out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent).

Section 3.02.  Conditions Precedent to Each Borrowing, Issuance and Renewal, Extension and Increase.

(a)The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, the extension of Commitments pursuant to Section 2.16 and the right of the Borrower to request a Swing Line Borrowing or a Commitment Increase shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing, issuance, renewal, extension or increase (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, such Swing Line Bank or such Issuing Bank (w) a Notice of Borrowing or Notice of Issuance, as applicable, and an Availability Certificate, in each case dated the date of such Borrowing, issuance, renewal, extension or increase and, in the case of the Availability Certificate, certifying that the Facility Available Amount as of such date (calculated on a pro forma basis after giving effect to such Borrowing or issuance) will be greater than or equal to the Facility Exposure, (x) all Deliverables and all items described in the definition of “BBA Proposal Package” herein (to the extent not previously delivered with respect to each Borrowing Base Asset pursuant to Section 5.01(k) or this Section 3.02), (y) in the case of an addition of any Person as an Additional Guarantor, all Guarantor Deliverables (to the extent not previously delivered pursuant to Section 5.01(k) or this Section 3.02), and (z) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, issuance, renewal, extension or increase, stating that:

(i)the representations and warranties contained in each Loan Document are true and correct in all material respects (unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such date, before and after giving effect to (A) such Borrowing, issuance, renewal, extension or increase, and (B) in the case of any Borrowing or issuance or renewal, the application of the proceeds therefrom, as though made on and as of such date;

(ii)no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, issuance, renewal, extension or increase or (B) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and

(iii)for each Revolving Credit Advance, or Swing Line Advance made by the Swing Line Banks or issuance or renewal of any Letter of Credit, (A) the Facility Available Amount equals or exceeds the Facility Exposure that will be outstanding after giving effect to such Advance, issuance or renewal, respectively, and (B) before and after giving effect to such Advance, issuance or renewal, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

(c)In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and no Swing Line Bank will be required to make any Swing Line Advance, unless such Issuing Bank or such Swing Line Bank, as the case may be, is satisfied that any exposure that would result therefrom is fully covered or eliminated by any combination satisfactory to such Issuing Bank or such Swing Line Bank of the following:

(i)in the case of a Defaulting Lender, the Letter of Credit Exposure and the Swing Line Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swing Line Advances, to the Non‑Defaulting Lenders as provided in clause (i) of Section 2.18(b);

(ii)in the case of a Defaulting Lender, without limiting the provisions of Section 2.18(a), the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit or Swing Line Advance in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swing Line Advance, or makes other arrangements satisfactory to the Administrative Agent, such Issuing Bank and such Swing Line Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)in the case of a Defaulting Lender, then in the case of a proposed issuance of a Letter of Credit or making of a Swing Line Advance, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to such Issuing Bank and such Swing Line Bank, as the case may be, the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swing Line Advance will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or Swing Line Advance will, subject to the first proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.11(f) will be deemed adjusted to reflect this provision;

provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swing Line Exposure and total Letter of Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank,

any Swing Line Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

Section 3.03.  Determinations Under Section 3.01 and 3.02.

For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.  Representations and Warranties of the Loan Parties.

Each Loan Party represents and warrants as follows:

(a)Organization and Powers; Qualifications and Good Standing.  Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and, solely with respect to each Loan Party and each general partner or managing member, if any, of each such Loan Party, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its material properties and to carry on its business in all material respects as now conducted and as proposed to be conducted, except, solely with respect to each Subsidiary that does not hold any direct or indirect interest in a Borrowing Base Asset, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  The Parent Guarantor directly owns not less than 70% of all Equity Interests in the Borrower, and, as of the Closing Date, directly owns approximately 96% of the general partnership interests in the Borrower.  All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens.    The Parent Guarantor has been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

(b)Subsidiaries.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non‑assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, are owned by such Loan Party or Subsidiaries free and clear of all Liens (other than Liens permitted by Section 5.02(a)).

(c)Due Authorization; No Conflict.  The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder, and the consummation of the transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, (A) any Material Contract binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party, or (B) solely with respect to each Loan Party, any loan agreement, indenture, mortgage, deed of trust, material lease or other material instrument binding on or affecting such Loan Party or any of its properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)Authorizations and Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation of the transactions contemplated by the Loan Documents, or (ii) the exercise by the Administrative Agent or any Lender Party of its rights or remedies under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)Binding Obligation.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(f)Litigation.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or to the knowledge of any Responsible Officer, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated by the Loan Documents.

(g)Financial Condition.  The Consolidated balance sheets of the Parent Guarantor as at December 31, 2016 and the related Consolidated statements of income and Consolidated statements of cash flows of the Parent Guarantor for the fiscal year then ended, accompanied by unqualified opinions of KPMG LLP, independent public accountants, and the Consolidated balance sheets of the Parent Guarantor as at March 31, 2017, and the related Consolidated statements of income and Consolidated statements of cash flows of the Parent Guarantor for the three months then ended, copies of which have been furnished to each Lender Party, fairly present in all material respects, subject, in the case of such balance sheets as at March 31, 2017, and such statements of income and cash flows for the three months then ended, subject to year‑end audit adjustments, the Consolidated financial condition of the Parent Guarantor as at such dates and the Consolidated results of operations of the Parent Guarantor for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.  Since December 31, 2016, there has been no Material Adverse Change.

(h)Forecasts.  The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xi) or 5.03 (collectively, the “Projections”) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance, it being understood that Projections are subject to significant uncertainties and contingencies and no assurance can be given that any particular Projection will be realized and variances may be material.

(i)Full Disclosure.  Neither the Information Memorandum nor any other information, exhibit or report (other than Projections) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading.  The Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect.

(j)Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)Certain Governmental Regulations.  Neither any Loan Party nor any of its Subsidiaries is or is required to be registered as an “investment company” or is a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)Materially Adverse Agreements.  Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)Existing Debt.  Set forth on Schedule 4.01(m) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date indicated on such schedule the obligor and the principal amount outstanding thereunder.

(n)Surviving Debt.  Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Surviving Debt, showing as of the date indicated on such schedule the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(o)Liens.  Set forth on Schedule 4.01(o) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party and (ii) all Liens on the property or assets of any non-Loan Party Subsidiaries securing Debt for Borrowed Money, in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto, provided however, that (i) Permitted Liens (other than Liens arising under ERISA as set forth in clause (j) of the definition thereof) and (ii) easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt) shall not be listed on Schedule 4.01(o).

(p)Real Property.  (i)  Set forth on Part I of Schedule 4.01(p) hereto is a complete and accurate list of all Real Property owned in fee by any Loan Party or any of its Subsidiaries, showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, (A) the street address and state, and (B) solely with respect to Real Property owned by any Loan Party, the record owner and gross book value thereof.  Each such Loan Party or Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than Permitted Liens.

(ii)Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee (other than Operating Leases), showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, (A) the street address and state, and (B) solely with respect to leases of Real Property under which any Loan Party is the lessee, the lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(iii)Each Borrowing Base Asset is operated and managed by an Approved Manager pursuant to a Management Agreement listed on Part III of Schedule 4.01(p).

(iv)Each Borrowing Base Asset subject to a Franchise Agreement is operated by an Approved Franchisor pursuant to such Franchise Agreement as listed on Part IV of Schedule 4.01(p).

(v)Each Borrowing Base Asset satisfies all Borrowing Base Conditions.

(q)Environmental Matters.  (i)  Except as otherwise set forth on Part I of Schedule 4.01(q) hereto or as could not reasonably be expected to result in a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of any Responsible Officer of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

(ii)Except as otherwise set forth on Part II of Schedule 4.01(q) hereto or as could not reasonably be expected to result in a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of any Responsible Officer of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries that is reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under applicable Environmental Law; and, to the knowledge of any Responsible Officer of any Loan Party or any of its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any applicable Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of any Responsible Officer of any Loan Party or any of its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials that could not reasonably be expected to result in a Material Adverse Effect at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect.

(r)Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(s)Force Majeure.  Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t)Loan Parties’ Credit Decisions.  Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)Solvency.  (i) Each Loan Party, individually, is Solvent and (ii) the Borrower and its Subsidiaries, taken as a whole, are Solvent.

(v)Sarbanes-Oxley.  No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w)ERISA Matters.  (i)  No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.

(ii)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(iv)Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the actual knowledge of a Responsible Officer, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, except as would not reasonably be expected to result in a Material Adverse Effect.

(x)OFAC.  (i) None of the Borrower, any Guarantor, or any of their respective Subsidiaries or, to the knowledge of any Loan Party, any of their Affiliates, directors, officers, employees or agents acting or benefitting in any capacity in connection with this Agreement, is a Person that is: (A) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(ii) None of the Loan Parties or any of their respective Subsidiaries has within the preceding five years knowingly engaged in, or is now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

(y)Anticorruption Laws.  None of the Borrower, any Guarantor, or any of their respective Subsidiaries, directors or officers or, to the knowledge of the Borrower and the Guarantors, any employee, agent or Affiliate thereof, is in violation of any Anti-Corruption Laws.

(z)EEA Financial Institution.  Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an EEA Financial Institution.

Article V
COVENANTS OF THE LOAN PARTIES

Section 5.01.  Affirmative Covenants.

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Anti-Corruption Laws, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

(b)Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon any of its material property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such Tax or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all applicable Environmental Laws, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to conduct any such investigation, study, sampling or testing, or to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate.  The Parent Guarantor and the Borrower shall from time to time deliver to the Administrative Agent upon request a list in reasonable detail, together with copies of all policies (or other available evidence) of the insurance then in effect, stating the names of the insurance companies, the coverages and amounts of such insurance, the dates of the expiration thereof and the properties and risks covered thereby.

(e)Preservation of Partnership or Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises could not reasonably be expected to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(f)Visitation Rights.  At any reasonable time and from time to time, permit the Administrative Agent or any of the Lender Parties, or any agent or representatives thereof, upon reasonable prior notice and during regular business hours, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants, provided that such Loan Party has the right to participate in such discussions, and provided further that no more than two such visits shall take place during any Fiscal Year unless an Event of Default has occurred and is continuing.

(g)Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition as maintained by companies engaged in a similar business and owning similar properties in the same general area, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except, in each case, where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s‑length transaction with a Person not an Affiliate, except (i) transactions with Taxable REIT Subsidiaries conducted in the ordinary course of business of such Loan Party or such Subsidiary, as applicable, (ii) distributions on Equity Interests not prohibited by Section 5.02(g) and (iii) Investments permitted by Section 5.02(f)(i) and (f)(v).

(j)Covenant to Guarantee Obligations.  (i) Concurrently with the delivery of the Deliverables pursuant to Section 5.01(k) with respect to a Proposed Borrowing Base Asset owned or leased by a Subsidiary of a Loan Party or (ii) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party that directly owns or leases a Borrowing Base Asset, then in either such event cause each such Subsidiary (other than a (x) Taxable REIT Subsidiary or (y) a Subsidiary (1) that is an obligor in respect of or is being formed with the intent to incur Non-Recourse Debt permitted under Section 5.02(b)(iv)(D) in respect of Assets that are not Borrowing Base Assets or (2) that is inactive or holds de minimis assets (any Subsidiary described in clauses (x), (y)(1) or (y)(2) of this parenthetical, a “Limited Subsidiary”)), if it has not already done so, to  (A) duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents and (B) deliver to the Administrative Agent those items listed in Section 3.01(a)(ii), (vi), (vii), (viii), (ix) and (x) with respect to such Subsidiary..

(k)Borrowing Base Additions.  With the Borrower’s written request to the Administrative Agent that any Asset (a “Proposed Borrowing Base Asset”) be added as a Borrowing Base Asset, deliver (or cause to be delivered) to the Administrative Agent, at the Borrower’s expense, a BBA Proposal Package with respect to such Proposed Borrowing Base Asset to the extent not previously provided to the Administrative Agent.  Within ten (10) Business Days after receipt of a complete BBA Proposal Package, the Administrative Agent shall give notice to the Borrower of whether the Administrative Agent and the Required Lenders have approved such Proposed Borrowing Base Asset as a Borrowing Base Asset (provided that the approval of the Administrative Agent and the Required Lenders shall be deemed given for the Assets listed on Part B of Schedule II) subject to the delivery of all applicable Deliverables and Guarantor Deliverables pursuant to the following sentence (any such notice comprising an approval, a “Conditional Approval Notice”).  Within 10 days after receipt by the Borrower of a Conditional Approval Notice (which period may be extended in the discretion of the Administrative Agent, at the Borrower’s request, for an additional 30 days without the approval of the Required Lenders) or in the case of a Proposed Borrowing Base Asset that is listed on Part B of Schedule II, within 10 days of providing a complete

BBA Proposal Package for such Asset, the Borrower shall, at its expense, deliver (or cause to be delivered) to the Administrative Agent all applicable Deliverables and Guarantor Deliverables.  Notwithstanding the foregoing, the failure of any Proposed Borrowing Base Asset to comply with one or more of the Borrowing Base Conditions shall not preclude the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset so long as the Administrative Agent and the Required Lenders shall have expressly consented to the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset notwithstanding the failure to satisfy such conditions.

(l)Further Assurances.  (i) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to maintain the validity, and effectiveness of any of the Loan Documents and (C) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(m) Performance of Material Contracts.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and shall not, and cause each of its Subsidiaries not to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, to the extent the same could reasonably be expected to have a Material Adverse Effect.

(n)Compliance with Leases.  Make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Borrower or any Subsidiary thereof that owns a Borrowing Base Asset is a party that are material to the operations of such Person, but in any event, including, without limitation, each Qualified Ground Lease and keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of Subsidiaries that own a Borrowing Base Asset only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualified Ground Lease of a Borrowing Base Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect).

(o)Qualified Ground Leases.  With respect to any Qualified Ground Lease related to any Borrowing Base Asset, at reasonable times and at reasonable intervals but no more than once each Fiscal Year so long as no Event of Default has occurred and is continuing and subject to the requirements of the subject Qualified Ground Lease, deliver to the Administrative Agent upon request (or, subject to the requirements of the subject Qualified Ground Lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent), an estoppel certificate and consent agreement in relation to such Qualified Ground Lease in form and substance reasonably acceptable to the Administrative Agent, in its discretion, and, in the case of the estoppel certificate, setting forth (i) the name of lessee and lessor under the Qualified Ground Lease (if applicable); (ii) that such Qualified Ground Lease is in full force and effect and has not been modified except to the extent that such modification (a copy of which shall be attached to the estoppel certificate) has not resulted in or is not reasonably expected to result in a material adverse effect on the applicable Loan Party’s operations; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable Qualified Ground Lease.

(p)[Intentionally Omitted].

(q)Management Agreements.  At all times cause each Borrowing Base Asset to be managed and operated by an Approved Manager that has entered into a management agreement with respect to such Asset in form and substance satisfactory to the Administrative Agent.  The Lenders acknowledge that the Management Agreements in effect as of the date hereof are satisfactory.

(r)Franchise Agreements.  At all times cause each Borrowing Base Asset that is subject to a franchise agreement or similar arrangement to be operated by an Approved Franchisor who has entered into a franchise agreement or similar agreement with respect to such Asset in form and substance satisfactory to the Administrative Agent.

(s)Maintenance of REIT Status.  In the case of the Parent Guarantor, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT under the Internal Revenue Code.

(t)Exchange Listing.  In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

(u)Sarbanes-Oxley.  Comply at all times in all material respects with all applicable provisions of Section 402(a) of Sarbanes-Oxley, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 5.01(v), in each case within the time limits specified therein.  All conditions precedent and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.01(v), rather than as elsewhere provided in the Loan Documents), provided that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.01(v) and Schedule 5.01(v).

(w)OFAC.  Provide to the Administrative Agent and the Lender Parties any information that the Administrative Agent or a Lender Party reasonably requests from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

(x)Coordination with Other Facilities.  At all times cause any Hotel Asset, Recently Developed Asset or Recently Redeveloped Asset added (or removed) as a Borrowing Base Asset (as defined in the loan documentation for the applicable Other Facility) for one of the Other Facilities to be simultaneously added (or removed) as a Borrowing Base Asset hereunder, such that the pool of Borrowing Base Assets hereunder is at all times identical to the pool of Borrowing Base Assets (as defined in the applicable loan documentation) under each of the Other Facilities.

(y) Qualifying Mortgages Securing Other Facilities.  Cause (i) the loan documentation for any Other Facility with respect to which a Qualified Mortgage is held to include a provision substantially identical to Section 8.01(f) (a “Reciprocal Protections Provision”), and (ii) the holder of such Qualified Mortgage to acknowledge that such provision shall inure to the benefit of each Qualified Unsecured Lender (as defined in such loan documentation) as a third party beneficiary.

Section 5.02.  Negative Covenants.

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a)Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts and Equity Interests) whether now owned or hereafter acquired, or sign or authorize or file or suffer to exist, or permit any of its Subsidiaries to sign or authorize or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or authorize or suffer to exist, or permit any of its Subsidiaries to sign or authorize or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(i)Liens created under the Loan Documents;

(ii)Permitted Liens;

(iii)Liens described on Schedule 4.01(o) hereto;

(iv)purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment and the proceeds thereof being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iv)(A);

(v)Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv)(B), provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(vi)Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or so acquired by such Loan Party or such Subsidiary;

(vii)Liens securing Non-Recourse Debt permitted under Section 5.02(b)(iv)(D); and

(viii)the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto in connection with any Refinancing Debt permitted under Section 5.02(b)(iii).

(b)Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)Debt under the Loan Documents;

(ii)in the case of any Loan Party or any Subsidiary of a Loan Party, Debt owed to any other Loan Party or any wholly-owned Subsidiary of any Loan Party, provided that, in each case, such Debt (y) shall be on terms acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents;

(iii)the Surviving Debt described on Schedule 4.01(n) hereto and any Refinancing Debt extending, refunding or refinancing such Surviving Debt;

(iv)in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,

(A)Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $10,000,000 at any time outstanding,

(B)(1) Capitalized Leases not to exceed in the aggregate $10,000,000 at any time outstanding, and (2) in the case of any Capitalized Lease to which any Subsidiary of a Loan Party is a party, any Contingent Obligation of such Loan Party guaranteeing the Obligations of such Subsidiary under such Capitalized Lease,

(C)Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practices, and

(D)Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets other than Borrowing Base Assets, the incurrence of which would not result in a Default under any of the covenants contained in Section 5.04;

(v)in the case of the Parent Guarantor and the Borrower, Debt consisting of Customary Carve-Out Agreements;

(vi)endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii)recourse secured Debt, provided that such Debt (A) is not recourse to any Subsidiary Guarantor that owns any Borrowing Base Asset or any direct or indirect Equity Interest therein, (B) is not secured by any Lien on any Borrowing Base Asset, and (C) shall not exceed in the aggregate at any time outstanding 10% of Total Asset Value; and

(viii)unsecured Debt the incurrence of which would not result in a Default under Section 5.04.

(c)Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, redevelopment, licensing and management of hotels, resorts, or other lodging involving the transient use of rooms in the United States consistent in quality with such assets presently owned by the Borrower and its Subsidiaries, and other business activities incidental thereto.

(d)Mergers, Etc.  Except as permitted by Section 5.02(e), merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided,  however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Parent Guarantor (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower, which shall always be the surviving entity) such other Person is the surviving entity and shall promptly become a Loan Party, provided, in each case, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.  Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner of a Borrowing Base Asset) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of

Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such Assets so long as Section 5.02(e) would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests.  Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent shall, upon the request of the Borrower, release such Guarantor from the Guaranty.

(e)Sales, Etc. of Assets.  (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any assets and (ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (i) and (ii) of this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A)the Transfer of any Asset or Assets that are not Borrowing Base Assets from any Loan Party to another Loan Party (other than the Parent Guarantor) or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party (other than the Parent Guarantor),

(B)the Transfer of any Asset or Assets that are not Borrowing Base Assets to any Person that is not a Loan Party, provided that the purchase price paid to the applicable Loan Party or Subsidiary for such Asset or Assets shall not be materially less than the fair market value of such Asset or Assets at the time of such sale,

(C)the Transfer of any Borrowing Base Asset or Borrowing Base Assets to any Person, or the designation of a Borrowing Base Asset or Borrowing Base Assets as a non-Borrowing Base Asset or non-Borrowing Base Assets, in each case with the intention that such Borrowing Base Asset or Borrowing Base Assets, upon consummation of such Transfer or designation, shall no longer constitute a Borrowing Base Asset or Borrowing Base Assets, provided that:

(1)immediately after giving effect to such Transfer or designation, as the case may be, the remaining Borrowing Base Assets shall continue to satisfy the requirements set forth in clauses (a) through (j) of the definition of Borrowing Base Conditions,

(2)the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer or designation, and

(3)on or prior to the date of such Transfer or designation, as the case may be, the Borrower shall have delivered to the Administrative

Agent (A) an Availability Certificate demonstrating that the Facility Available Amount (calculated on a pro forma basis after giving effect to such Transfer or designation and to any repayment of Advances made at the time thereof) will be greater than or equal to the Facility Exposure, and (B) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clauses (1) and (2) and confirming that no Default or Event of Default shall exist on the date of such Transfer or designation or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent, or

(D)the Transfer of (1) obsolete or worn out FF&E in the ordinary course of business or (2) inventory in the ordinary course of business, which FF&E or inventory, as the case may be, is used or held in connection with a Borrowing Base Asset.

Following (I) a Transfer of all Borrowing Base Assets owned and leased by a Subsidiary Guarantor in accordance with Section 5.02(e)(ii)(C) or (II) the designation by a Subsidiary Guarantor of all Borrowing Base Assets owned or leased by it as non-Borrowing Base Assets pursuant to Section 5.02(e)(ii)(C), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release such Subsidiary Guarantor from the Guaranty.

(f)Investments.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i)Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in wholly‑owned Subsidiaries and, in the case of the Loan Parties (other than the Parent Guarantor) and their Subsidiaries (and Joint Ventures in which such Loan Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions or investments in Joint Ventures), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(iv);

(ii)Investments in Cash Equivalents;

(iii)Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii);

(iv)Investments consisting of the following items so long as (y) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 30% of Total Asset Value at such time, and (z) the aggregate amount of each of the following items of Investments does not exceed at any time the specified percentage of Total Asset Value set forth below:

(A)Investments in Redevelopment Assets and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement), so long as the aggregate amount of such Investments in Redevelopment Assets and Development Assets, calculated on the basis of the greater of actual cost or budgeted cost, does not at any time exceed 15% of Total Asset Value at such time,

(B)Investments in undeveloped land (including undeveloped land that such Person has contracted to purchase with or without options to terminate the purchase agreement), so long as the aggregate amount of all such Investments in undeveloped land, calculated on the basis of the greater of actual cost or budgeted cost, does not at any time exceed 5% of Total Asset Value at such time,

(C)Investments in Joint Ventures of any Loan Party so long as the aggregate amount of such Investments outstanding does not at any time exceed 20% of Total Asset Value at such time, and

(D)loans, advances and extensions of credit (including, without limitation, mezzanine loans) to any Person so long as the aggregate amount of such Investments does not at any time exceed 5% of Total Asset Value at such time;

(v)Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;

(vi)Investments in Hedge Agreements permitted under Section 5.02(b)(iv)(C);

(vii)To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties;

(viii)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties not to exceed at any time $5,000,000; and

(ix)Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)Restricted Payments.  In the case of the Parent Guarantor and the Borrower, without the prior consent of the Required Lenders, make any Restricted Payments; provided,  however, that (x) so long as (i) no Event of Default shall have occurred and be continuing, and (ii) immediately before and after giving effect to the payment of any cash dividends the Parent Guarantor shall be in compliance with Section 5.04(a)(iv), (A) the Parent Guarantor may make Restricted Payments and (B) the Borrower may make Restricted Payments (1) to the Parent Guarantor to permit the Parent Guarantor to make Restricted Payments as permitted in clause (A) above and (2) to its outside limited partners as required by the terms of the Borrower’s organizational documents as in effect on the Closing Date and (y) if an Event of Default shall have occurred and be continuing and the Parent Guarantor otherwise qualifies as a REIT, (i) the Parent Guarantor may pay cash dividends and distributions to its shareholders which shall not exceed the minimum amount necessary for the Parent Guarantor to maintain its status as a REIT and to eliminate any federal income and excise tax of the Parent Guarantor under the Internal Revenue Code that is attributable to the income of the Borrower and its Subsidiary Guarantors and (ii) the Borrower may pay cash dividends or distributions (A) to the Parent Guarantor and (B) to its outside limited partners as required by the terms of the Borrower’s organizational documents as in effect on the Closing Date, in the case of both clauses (A) and (B) in amounts necessary to permit the Parent Guarantor to pay cash dividends and distributions to its shareholders as permitted in clause (y)(i) above; provided further that if an Event of Default shall have occurred and be continuing under Section 6.01(a) or (f), or if the Obligations of the Loan Parties under this Agreement or the other Loan Documents have been accelerated, the Parent Guarantor and the Borrower may not make any Restricted Payments.

(h)Amendments of Constitutive Documents.  Amend its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents in a manner that would be material and adverse to any of the Lender Parties or the Parent Guarantor and its Subsidiaries, provided that, any amendment to any such constitutive document that would designate such Loan Party as a “special purpose entity” or otherwise confirm such Loan Party’s status as a “special purpose entity” shall be deemed “not material and adverse” for purposes of this Section.

(i)Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Debt permitted under Section 5.02(b), provided that the terms of such Debt, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Borrowing Base Assets, and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(l)Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries that directly or indirectly own any Borrowing Base Assets to enter into or suffer to exist any Negative Pledge upon any of its property or assets (including, without limitation, any Borrowing Base Assets), except (i) pursuant to the Loan Documents and (ii) in connection with (A) any Debt permitted under Section 5.02(b), provided that the terms of such Debt, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Borrowing Base Assets and are otherwise permitted by the Loan Documents, provided further that any restriction of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to violate the foregoing restriction, and (B) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower).

(m)Parent Guarantor as Holding Company.  In the case of the Parent Guarantor, not enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its duties as general partner of the Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the Borrower and its Subsidiaries; (v) the holding of the Equity Interests of each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset; (vi) the incurrence of Debt, to the extent such incurrence would not result in a Default or Event of Default under Section 5.02(b) or Section 5.04; and (vii) activities incidental to each of the foregoing.

(n)Multiemployer Plans.  Contribute to or be required to contribute to, nor will any ERISA Affiliate contribute to or be required to contribute to any Multiemployer Plan.

(o)OFAC.  Knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions.

(p)Modification of Reciprocal Protections Provisions.  Amend or modify any Reciprocal Provisions Provision in any manner adverse to the Administrative Agent or the Lenders.

Section 5.03.  Reporting Requirements.

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lender Parties in accordance with Section 10.02(b):

(a)Default Notice.  As soon as possible and in any event within two days after a Responsible Officer obtains knowledge of the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement,  a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(b)Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an opinion acceptable to the Required Lenders of KPMG LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (y) a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Required Lenders have not objected, together with (i) a schedule in form satisfactory to the

Administrative Agent of computations prepared by such accountants demonstrating, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(c)Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements) (it being acknowledged that a copy of any such quarterly financial report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)Availability Certificate.  As soon as available and in any event (i) within (A) 45 days after the end of each of the first three quarters of each Fiscal Year and (B) 90 days after the end of the fourth quarter of each Fiscal Year, and (ii) on any Test Date described in clauses (b) through (d) in the definition thereof, on a  pro forma basis after giving effect to the applicable event giving rise to such Test Date, an Availability Certificate, as at the end of the previous fiscal quarter, certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.

(e)Borrowing Base Financials.  As soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 90 days after the end of the fourth quarter of each Fiscal Year, financial information in respect of all Borrowing Base Assets, in form and detail satisfactory to the Administrative Agent.

(f)Annual Budgets.  As soon as available and in any event within than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the final Maturity Date.

(g)Material Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(h)Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to the holders of its Equity Interests, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(i)Real Property.  As soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 90 days after the end of the fourth quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(j)Assets Reports.  As soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 90 days after the end of the fourth quarter of each Fiscal Year, a report listing and describing (in detail reasonably satisfactory to the Administrative Agent) all Assets of the Parent Guarantor and its Subsidiaries as of the end of such quarter in form and substance reasonably satisfactory to the Administrative Agent.

(k)Environmental Conditions.  Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Borrowing Base Asset or could reasonably be expected to result in a Lien against any Borrowing Base Asset.

(l)Compliance with Borrowing Base Conditions.  Promptly after a Responsible Officer obtains actual knowledge of any condition or event which causes any Borrowing Base Asset to fail to satisfy any of the Borrowing Base Conditions (other than those Borrowing Base Conditions, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Borrowing Base Asset, to the extent of such waiver), notice to the Administrative Agent thereof.

(m)Appraisals.  Promptly upon the written request of the Administrative Agent, Appraisals of the Borrowing Base Assets that are the subject of such request, provided that the Administrative Agent shall not make any such request more frequently than once in any 3 year period so long as (i) no Event of Default shall then exist and (ii) no event shall have occurred that in the judgment of the Administrative Agent could reasonably be expected to have resulted in a material adverse change in the value of such Borrowing Base Assets.

(n)STAR Reports.  Concurrently with the delivery of the financial statements referred to in Sections 5.03(b) and (c), copies of Smith Travel Research (STR Global) summary STAR Reports for each Borrowing Base Asset for the fiscal quarter to which such financial statements relate.

(o)Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and polices been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer  performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(p)Material Contracts.  Promptly after a Responsible Officer of any Loan Party or any of its Subsidiaries obtains knowledge of the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute an event of default by any Loan Party or any other Subsidiary under any Material Contract, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such event of default and the action that the Parent Guarantor or any of its Subsidiaries has taken and proposes to take with respect thereto.

(q)Qualified Ground Lease.  Promptly after a Responsible Officer obtains knowledge of the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute an event of default by any party with respect to any Qualified Ground Lease, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such event of default and the action that the Parent Guarantor or any of its Subsidiaries has taken and proposes to take with respect thereto.

(r)Other Information.  Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Section 5.04.  Financial Covenants.

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent Guarantor will:

(a)Parent Guarantor Financial Covenants.

(i)Maximum Leverage Ratio.  Maintain as of each Test Date, a Leverage Ratio of not greater than 60%; provided, however, that the Leverage Ratio may be increased to 65% for the fiscal quarter in which a Material Acquisition occurs and for the subsequent fiscal quarter.

(ii)Maximum Secured Debt Leverage Ratio.  Maintain as of each Test Date, a Secured Debt Leverage Ratio of not greater than 45%.

(iii)Minimum Tangible Net Worth.  Maintain as of each Test Date, a Tangible Net Worth of the Parent Guarantor and its Subsidiaries, as determined in accordance with GAAP, of not less than the sum of (A) $1,075,000,000.00 plus (B) an amount equal to 75% times the net cash proceeds of all issuances and primary sales of Equity Interests of the Parent Guarantor or any of its Subsidiaries consummated after June 30, 2017.

(iv)Maximum Dividend Payout Ratio.  Maintain as of each Test Date, a Dividend Payout Ratio of equal to or less than (A) 95% or (B) such greater amount as may be required by applicable law to maintain its status as a REIT and avoid imposition of income and excise taxes under the Internal Revenue Code (exclusive of Special Dividends).

(v)Minimum Fixed Charge Coverage Ratio.  Maintain as of each Test Date, a Fixed Charge Coverage Ratio of not less than 1.50:1.00.

(b)Borrowing Base Financial Covenants.

(i)Maximum Facility Exposure.  Not permit at any time the Facility Exposure at such time to exceed the Facility Available Amount at such time.

(ii)Minimum Total BBA Value.  Maintain at all times a Total BBA Value of at least $450,000,000.

(iii)Minimum Number of Borrowing Base Assets.  Maintain at all times at least 10 Borrowing Base Assets in the aggregate.

(iv)Maximum Adjusted Net Operating Income from an Individual Borrowing Base Asset.  Not permit any individual Borrowing Base Asset to account for greater than 25% of the aggregate Adjusted Net Operating Income for all Borrowing Base Assets.

(v)Maximum Adjusted Net Operating Income from Borrowing Base Assets subject to Qualified Ground Leases.  Not permit all Borrowing Base Assets that are subject to Qualified Ground Leases to account for greater than 20% of the aggregate Adjusted Net Operating Income for all Borrowing Base Assets.

(vi)Maximum Adjusted Net Operating Income from Borrowing Base Assets in Certain Geographic Areas.  Not permit all Borrowing Base Assets located in any single metropolitan statistical area (other than the New York City metropolitan statistical area) to account for greater than 33% of the aggregate Adjusted Net Operating Income for all Borrowing Base Assets; provided, however, that if the Asset Value of all Borrowing Base Assets is equal to or greater than $2,000,000,000, then the requirements of this clause (vi) shall not apply.

To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets, and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended.  To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to an Advance or a Transfer permitted under Section 5.02(e)(ii)(C), such calculations shall be made both before and on a pro forma basis after giving effect to such Advance or Transfer, as applicable.  Any such calculations that are provided to the Administrative Agent must be reasonably acceptable to the Administrative Agent.

Article VI
EVENTS OF DEFAULT

Section 6.01.  Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)Failure to Make Payments When Due.  (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b)Breach of Representations and Warranties.  Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)Breach of Certain Covenants.  The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (m), (s), (t) or (u), 5.02, 5.03 or 5.04; or

(d)Other Defaults under Loan Documents.  Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e)Cross Defaults.  (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable after giving effect to any applicable notice or grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)Insolvency Events.  (i) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party thereof seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this clause (i) of subsection (f); or (ii) Material Subsidiaries shall generally not pay their debts as such debts become due, or shall admit in writing their inability to pay their debts generally, or shall make general assignments for the benefit of creditors; or any proceeding or proceedings shall be instituted by or against Material Subsidiaries seeking to adjudicate them as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of them or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for them or for any substantial part of their property and, in the case of any such proceedings instituted against them (but not instituted by them) that are being diligently contested by them in good faith, either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, them or any substantial part of their property) shall occur; or any Loan Party or Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this clause (ii) of subsection (f) with respect to Material Subsidiaries; or

(g)Monetary Judgments.  Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $20,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided,  however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)Non-Monetary Judgments.  Any non‑monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)Unenforceability of Loan Documents.  Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j)Change of Control.  A Change of Control shall occur; or

(k)ERISA Events.  Any ERISA Event shall have occurred with respect to a Plan and the aggregate liability to the Loan Parties and the ERISA Affiliates that has resulted, or is reasonably expected to result, out of, in connection with or from such ERISA Event and any other ERISA Events which shall have occurred and then exist with respect to a Plan exceeds $10,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents (other than Guaranteed Hedge Agreements, for which the terms of such agreements shall govern and control) to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable;  provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) shall at the request, or may with the consent of the Required Lenders, proceed to enforce its rights and remedies under the Loan Documents for the benefit of the Lender Parties by appropriate proceedings.

Section 6.02.  Actions in Respect of the Letters of Credit upon Default.

If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or 2.20(e) or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent or an Issuing Bank determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

Article VII
GUARANTY

Section 7.01.  Guaranty; Limitation of Liability.

(a)Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations, but in each case excluding all Excluded Swap Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise; provided, however, that the Borrower shall guaranty all such Obligations other than those for which is directly liable in its capacity as the borrower under the Loan Documents (all such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, any Lender Party or any Hedge Bank in enforcing any rights under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Administrative Agent, any Lender Party or any Hedge Bank under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.  This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b)Each Guarantor, the Administrative Agent, each Lender Party and each Hedge Bank hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent

Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the Lender Parties and the Hedge Banks hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent, any Lender Party or any Hedge Bank under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent, the Lender Parties and the Hedge Banks under or in respect of the Loan Documents.

Section 7.02.  Guaranty Absolute.

Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, any Lender Party or any Hedge Bank with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)any failure of the Administrative Agent, any Lender Party or any Hedge Bank to disclose to any Loan Party any information relating to the business, condition

(financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent, such Lender Party or such Hedge Bank (each Guarantor waiving any duty on the part of the Administrative Agent, each Lender Party and each Hedge Bank to disclose such information);

(g)the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent, any Lender Party or any Hedge Bank that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, any Lender Party or any Hedge Bank or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 7.03.  Waivers and Acknowledgments.

(a)Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent, any Lender Party or any Hedge Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent, any Lender Party or any Hedge Bank that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.  No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.

(d)Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Loan Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any such Loan Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that the Administrative Agent, any Lender Party or any Hedge Bank now has or may hereafter have against any Loan Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Administrative Agent, any Lender Party or any Hedge Bank.

(e)Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent, the Lender Parties and the Hedge Banks against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(f)Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent, any Lender Party or any Hedge Bank to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent, such Lender Party or such Hedge Bank.

(g)Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04.  Subrogation.

Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, any Lender Party or any Hedge Bank against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, all Letters of Credit shall have expired or been terminated, all Guaranteed Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Letters of Credit and Guaranteed Hedge Agreements, such amount shall be received and held in trust for the benefit of the Administrative Agent, the Lender Parties and the Hedge Banks, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.  If (i) any Guarantor shall make payment to the Administrative Agent, any Lender Party or any Hedge Bank of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Letters of Credit and Guaranteed Hedge Agreements shall have expired or been terminated, the Administrative Agent, the Lender Parties and the Hedge Banks will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05.  Guaranty Supplements.

Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

Section 7.06.  Indemnification by Guarantors.

(a)Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent, the Lender Parties or the Hedge Banks under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Managing Agents, each other Lender Party, each Hedge Bank and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

Section 7.07.  Subordination.

Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Administrative Agent, the Lender Parties and the Hedge Banks shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent, the Lender Parties and the Hedge Banks and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)Administrative Agent Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.08.  Continuing Guaranty.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit and Guaranteed Hedge Agreements, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Lender Parties and the Hedge Banks and their successors, transferees and assigns.

Section 7.09.  Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article VIII
QUALIFIED PROPERTIES

Section 8.01.  Qualified Term Notes.

If the Borrower elects to acquire or refinance any Hotel Asset located in the State of New York (a “New York Property”) or the State of Florida (a “Florida Property”), the Borrower may request a Borrowing (a “Qualified Advance”) in an amount not less than the outstanding principal amount of the related Existing Qualified Note and in connection with the making of the Advance with respect to such Borrowing (to the extent otherwise permitted hereunder), the Borrower shall cause the related Existing Qualified Note and the related Existing Qualified Mortgage to be assigned to the Administrative Agent for the ratable benefit of the Lenders.  Any such request shall be made not less than thirty (30) days prior to the proposed acquisition date or the proposed refinancing date of such Qualified Property.  The obligation of the Administrative Agent and each Lender to make a Qualified Advance shall be subject to compliance with the following conditions precedent: (i) no Event of Default shall then exist, (ii) the Borrower shall have executed and delivered to the Administrative Agent a Notice of Borrowing in an amount not less than the related Qualified Advance in accordance with Section 2.02, (iii) the Borrower shall have satisfied the applicable conditions set forth in Article III and any other applicable conditions precedent to a Borrowing hereunder in connection with such Borrowing, and (iv) the Borrower shall have provided to the Administrative Agent evidence as to whether any portion of the applicable Qualified Property includes a structure with at least two walls and a roof (a “Building”) or a Building in the course of construction and such Building is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and if such Qualified Property is a Flood Hazard Property, (A) evidence as to whether the community in which such Qualified Property is located is participating in the National Flood Insurance Program, (B) the applicable Subsidiary Guarantor’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Qualified Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of the applicable Subsidiary Guarantor’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders.  The Borrower hereby acknowledges that upon the consummation of such purchase or refinance, the related Existing Qualified Note and Existing Qualified Mortgage shall be consolidated, amended and restated as (i) in the case of a New York Property, a New York Term Note and a New York Mortgage, substantially in the forms attached hereto as Exhibits G-1 and H-1 and (ii) in the case of a Florida Property, a Florida Term Note and a Florida Mortgage, substantially in the forms attached hereto as Exhibits G-2 and H-2.  The Administrative Agent agrees to cooperate with the Borrower in all commercially reasonable respects (at the Borrower’s cost) in effectuating an assignment of any Existing Qualified Notes and Existing Qualified Mortgages encumbering such Qualified Property to the Administrative Agent.  Such Qualified Term Note will be in the amount of, and shall evidence, the related Qualified Advance and made payable to the Administrative Agent for the ratable benefit of the Lenders and such Qualified Term Note and Qualified Mortgage will be held by the Administrative Agent for the ratable benefit of the Lenders.  So long as such New York Term Note remains outstanding, the following provisions shall apply:

(a)Qualified Property as Borrowing Base Asset.  No Qualified Property shall be disqualified as a Borrowing Base Asset by reason of the related Qualified Mortgage so long as such Qualified Mortgage is held by the Administrative Agent for the ratable benefit of the Lenders.  To the extent such Qualified Property otherwise qualifies as a Borrowing Base Asset, then such Qualified Property shall constitute a Borrowing Base Asset hereunder and the Asset Value of such Qualified Property shall be included in the calculation of Facility Available Amount.

(b)Other Notes.  Each Qualified Term Note shall evidence a portion of the same payment Obligations under the Loan Documents as those evidenced by the Notes.  So long as (but only so long as) any Qualified Mortgage is held by the Administrative Agent as the mortgagee thereunder, then for purposes of Section 5.04, the Debt evidenced by the related Qualified Term Note shall be deemed to constitute unsecured Debt hereunder and shall not constitute secured Debt.

(c)Payments on the Qualified Term Notes.

(i)Last Repaid.  So long as the total outstanding principal amount of the payment Obligations under the Loan Documents equals or exceeds the then total outstanding principal amount of the Qualified Term Notes, the principal amount of the payment Obligations evidenced by the Qualified Term Notes and secured by the Qualified Mortgages shall at all times equal only the total principal amount of the Qualified Term Notes.  The principal amount of the Qualified Term Notes shall be reduced only by the last and final sums that the Borrower repays with respect to the Obligations under the Loan Documents and shall not be reduced by any intervening repayments of such Obligations.  So long as the balance of the payment Obligations under the Loan Documents exceeds the then total outstanding principal amount of the Qualified Term Notes, any payments and repayments of such Obligations shall not be deemed to be applied against, or to reduce, the portion of such principal payment Obligations evidenced by the Qualified Term Notes and secured by the Qualified Mortgages.  Notwithstanding the foregoing, the Borrower may direct the Administrative Agent to apply payments and repayments of payment Obligations under the Loan Documents against the portion of such Obligations evidenced by any Qualified Term Note and secured by any Qualified Mortgage.  No Advances made under this Agreement subsequent to any particular Qualified Advance shall be deemed to be an Advance under the related Qualified Term Note or secured by the related Qualified Mortgage.

(ii)Other Notes.  Any amounts applied to reduce the payment Obligations evidenced by any Qualified Term Note shall correspondingly reduce the Obligations of the Borrower evidenced by the other Notes (which are not Qualified Term Notes) on a dollar-for-dollar basis.

(iii)Repayments, Transfers and Refinancings.  The Borrower may (i) transfer or cause the transfer of any Qualified Property to any Person in compliance with Section 5.02(e) or (ii) refinance with a third party lender any Qualified Term Note and related Qualified Mortgage held by Administrative Agent.  In such event and upon the request of the Borrower, the Administrative Agent shall cooperate in all reasonable respects with the Borrower to assign the related Qualified Term Note and the related Qualified Mortgage without representation, recourse or warranty (other than (A) that the Administrative Agent is the holder of the Debt evidenced and secured thereby, (B) that the Administrative Agent has not pledged, assigned or granted any security interest to any Person in such Qualified Term Note or the related Qualified Term Mortgage and (C) the then outstanding principal amount thereof, but only to the extent the Administrative Agent received a corresponding representation from the assignor of such Qualified Term Note to the Administrative Agent confirming the outstanding principal amount of such Qualified Term Note at the time of such assignment) to any lender of the transferee of such Hotel Asset or any refinance lender as requested by the Borrower, at the Borrower’s sole cost and expense.  In the case of an assignment of any Qualified Term Note and related Qualified Mortgage to a third party lender refinancing such indebtedness, the Administrative Agent shall receive, for the ratable benefit of the Lenders, an amount equal to the total principal, interest and other charges then outstanding under the Qualified Term Note and related Qualified Mortgage being assigned.  Such funds received by the Administrative Agent shall be applied to prepay the Obligations pursuant to Section 2.06(a) of this Agreement, provided that the amount of such prepayment shall not be required to be a multiple of $100,000.00.  For the avoidance of doubt, upon any such assignment to a third party refinance lender, the Qualified Property so refinanced will no longer qualify as a Borrowing Base Asset while any Lien that is not a Permitted Lien continues to encumber such Qualified Property.  Any such assignment in connection with a transfer or refinancing of any Qualified Property shall not require the approval of any Lender or be subject to the satisfaction of any conditions precedent other than the preparation (at the Borrower’s sole cost and expense) of appropriate assignment documentation in customary form and otherwise reasonably satisfactory to the Administrative Agent, and in the case of an assignment to a third party refinancing lender, payment to the Administrative Agent of the amount of principal, interest and other charges then outstanding under the Qualified Term Note and related Qualified Mortgage being assigned.  Further, if requested at any time by the Borrower, a Subsidiary that owns a Qualified Property, the Administrative Agent or the Required Lenders, the Administrative Agent shall cause a Qualified Mortgage to be released.  Such release of such Qualified Mortgage shall not require the consent of any Lender or be subject to the satisfaction of any conditions precedent other than the preparation (at the Borrower’s sole cost and expense) of appropriate release documentation in customary form and otherwise reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary contained in this Section 8.01, (1) any sale or other disposition of any Qualified Property occurring in connection with any such assignment or release of a Qualified Mortgage must comply with the provisions of Section 5.02(e) hereof and (2) from and after the time of any release or assignment of any Qualified Mortgage, any Debt of the Borrower or any of its Subsidiaries secured by the related Qualified Property must not result in any Default or Event of Default under Section 5.02(b).

(iv)Costs, Expenses and Indemnification.  The provisions regarding costs and expenses and indemnification Obligations contained in Section 10.04 of this Agreement shall apply in all respects to any transactions involving any Existing Qualified Note, any Existing Qualified Mortgage, any Qualified Term Note or any Qualified Mortgage and all actions taken or omitted to be taken by the Administrative Agent and the Lenders in connection therewith.  Neither the Administrative Agent nor any of the Lenders shall be responsible for any losses, costs or expenses incurred by the Borrower or any of its Affiliates in connection with the loss of any recording tax credits or savings pertaining to any Existing Qualified Mortgage or any Qualified Mortgage.  Further, without limitation of any other indemnification obligations of the Borrower pursuant to the Loan Documents, the Borrower hereby indemnifies the Administrative Agent and the Lenders from any and all losses, costs and expenses (including reasonable legal fees) they may incur as a result of failure by the Borrower or any of its Affiliates to pay any recording or other documentary taxes associated with any Existing Qualified Mortgage or any Qualified Mortgage.

(d)Borrower as Co-Obligor or Guarantor.  The Borrower hereby acknowledges that it shall be deemed to be a co-obligor in respect of each New York Term Note, or a guarantor in respect of each Florida Term Note.  The liability of the Borrower for the obligations evidenced by each Qualified Term Note shall be absolute and unconditional irrespective of:

(i)any lack of validity or enforceability of such Qualified Term Note, the related Qualified Mortgage, any other Loan Document, any participating lease for a Hotel Asset or any other agreement or instrument relating thereto;

(ii)any change in the time, manner, or place of payment of, or in any other term of, such Qualified Term Note or Qualified Mortgage, or any other amendment or waiver of or any consent to departure from any other Loan Document or any participating lease for a Hotel Asset;

(iii)any exchange, release, or nonperfection of any collateral, if applicable, or any release or amendment or waiver of or consent to departure from any other agreement or guaranty, relating to such Qualified Term Note or any related Qualified Mortgage; or

(iv)any other circumstances which might otherwise constitute a defense available to, or a discharge of the Borrower in respect thereof.

(e)Certain Waivers.  The Borrower makes the waivers set forth below in respect of each Qualified Term Note and each Qualified Mortgage:

(i)Notice.  The Borrower hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate and any other notice with respect to any of its obligations under any Qualified Term Note or any Qualified Mortgage.

(ii)Other Remedies.  The Borrower hereby waives any requirement that the Administrative Agent or any Lender protect, secure, perfect, or insure any Lien or any Asset subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, if any, including any action required pursuant to applicable law.

(iii)Waiver of Subrogation.

(A)The Borrower hereby irrevocably waives, until satisfaction in full of all of its obligations under the Qualified Term Notes and the Qualified Mortgages and termination of all Commitments, any claim or other rights which it may acquire against any Subsidiary that arise from the Borrower’s obligations under any Qualified Term Note, Qualified Mortgage or any other Loan Document, including, without limitation, any right of subrogation (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. §509, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Subsidiary or any collateral which the Administrative Agent or any Lender now has or acquires.  If any amount shall be paid to the Borrower in violation of the preceding sentence and the obligations under such Qualified Term Note or such Qualified Mortgage shall not have been paid in full and all of the Commitments terminated, such amount shall be held in trust by the Administrative Agent for the ratable benefit of the Lenders and shall promptly be paid to the Administrative Agent for the ratable benefit of the Lenders to be applied to the obligations under such Qualified Term Note or such Qualified Mortgage, whether matured or unmatured, as the Administrative Agent may elect.  The Borrower acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this clause (A) is knowingly made in contemplation of such benefits.

(B)The Borrower further agrees that it will not enter into any agreement providing, directly or indirectly, for any contribution, reimbursement, repayment, or indemnity by any Subsidiary or any other Person on account of any payment by the Borrower to the Administrative Agent or any Lender under any Qualified Term Note or any Qualified Mortgage.

(f)Rights of Qualified Unsecured Lenders.  Notwithstanding any provision herein to the contrary, the Administrative Agent (i) shall not foreclose or otherwise enforce the Lien of any Qualified Mortgage without the prior written consent of each Qualified Unsecured Lender, acting in its sole discretion, and (ii) shall release the Lien of any Qualified Mortgage in accordance with Section 8.01(c)(iii) promptly upon the Administrative Agent’s receipt of a written notice from any Qualified Unsecured Lender (x) stating that an event of default has occurred and is continuing in respect of the related Qualified Unsecured Debt and (y) requesting, in the sole discretion of such Qualified Unsecured Lender, that such Qualified Mortgage be released.  This Section 8.01(f) shall inure to the benefit of each Qualified Unsecured Lender as a third party beneficiary, provided that by its acknowledgement of this Article VIII and acceptance of the benefits of this Section 8.01(f), each Qualified Unsecured Lender shall be deemed to have acknowledged (A) that nothing in this Agreement shall be deemed to create an advisory, fiduciary or agency relationship, or fiduciary duty between the Administrative Agent and any Qualified Unsecured Lender or any other holder of Qualified Unsecured Debt, and (B) that the Administrative Agent shall have no duty whatsoever to protect, secure, perfect, or insure the Lien of any Qualified Mortgage or to enforce any Qualified Mortgage against any Person or collateral, and (C) that such Qualified Unsecured Lender shall have no claim or cause of action in connection with any release of any Qualified Mortgage contemplated by this Article VIII, the nonperfection or lack of priority of any Qualified Mortgage, or any action taken or omitted to be taken by the Administrative Agent in respect of a Qualified Mortgage in accordance with this Article VIII.  Notwithstanding any provision herein (including in Section 10.01) or in any other Loan Document to the contrary, neither this Section 8.01(f) nor the defined terms “Qualified Unsecured Lender,” “Qualified Unsecured Debt,” “Qualified Mortgage,” “Qualified Note,” “New York Mortgage,” “New York Term Note,” “Florida Mortgage,” or “Florida Term Note” may be amended or waived (as applicable) without the written consent of each Qualified Unsecured Lender.  For the avoidance of doubt, nothing in this Section 8.01(f) shall be deemed to limit the rights of Administrative Agent or the Lenders under Article VI of this Agreement (except to the extent described in clause (i) of this Section 8.01(f) above), nor shall this Section 8.01(f) limit or restrict or affect in any manner whatsoever the rights of the Administrative Agent or the Lenders to enforce or otherwise protect their rights and benefits under any Loan Document other than a Qualified Mortgage or the right of the Borrower to cause any Qualified Mortgage to be released in accordance with Section 8.01(c)(iii).

Article IX
THE ADMINISTRATIVE AGENT

Section 9.01.  Authorization and Action.

Each Lender Party (in its capacities as a Lender, a Swing Line Bank (if applicable) and as an Issuing Bank (if applicable)) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or such greater number of Lenders as may be required pursuant to this Agreement, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, joint lead arranger or bookrunner, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any Lender Party under any of such Loan Documents.  In its capacity as the Lender Parties’ contractual representative, the Administrative Agent is a “representative” of the Lender Parties as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

Section 9.02.  Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.17 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law.

Section 9.03.  Citibank and Affiliates.

With respect to its Commitments, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lender Parties.

Section 9.04.  Lender Party Credit Decision.

Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its directors, officers, agents or employees.

Section 9.05.  Indemnification by Lender Parties.

(a)Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party severally agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party severally agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)For purposes of this Section 9.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time.  The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.  The terms “Administrative Agent” and “Issuing Bank” shall be deemed to include the employees, directors, officers and affiliates of the Administrative Agent and the applicable Issuing Bank for purposes of this Section 9.05.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.06.  Successor Administrative Agent.

(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent in consultation with the Borrower.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, and upon the execution and filing or recording of such financing statements, or amendments thereto and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by this Agreement, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Administrative

Agent’s resignation or removal under this Section 9.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation or removal hereunder as an Administrative Agent shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

(b)In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, an Issuing Bank and/or a Swing Line Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swing Line Bank, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice); provided that such resignation by such Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Bank; and provided further that such resignation by such Swing Line Bank will have no effect on its rights in respect of any outstanding Swing Line Advances or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swing Line Advance.

Section 9.07.  Relationship of Administrative Agent and Lenders.

The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between or among all of any of them.

Article X
MISCELLANEOUS

Section 10.01.  Amendments, Etc.

(a)No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document (other than Guaranteed Hedge Agreements, for which the terms of such agreements shall govern and control), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:  (i) modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement,  reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations, (iii) amend this Section 10.01, (iv) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, other than as provided by Section 2.17, (v) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vi) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vii) extend the Maturity Date, other than as provided by Section 2.16, (viii) modify any provisions requiring payment to be made for the ratable account of the Lenders, (ix) modify the definition of Pro Rata Share, or (x) modify Section 2.01(b) in a manner that would permit the expiration date of any Letter of Credit to occur after the Maturity Date with respect to the Revolving Credit Facility without the consent of each Revolving Credit Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of any Swing Line Bank or of any Issuing Bank, as the case may be, under this Agreement, and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

(b)In the event that any Lender (a “Non-Consenting Lender”) shall fail to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to a Replacement Lender, provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent and (iii) the replacement of any Non-Consenting Lender shall be consummated in accordance with and subject to the provisions of Section 2.19.  The Replacement Lender shall purchase such interests of the Non‑Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 10.07.

(c)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period, provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 10.02.  Notices, Etc.

(a)All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), in an electronic medium and delivered as set forth in Section 10.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at c/o Hersha Hospitality Trust, Penn Mutual Towers, 510 Walnut Street, 9th floor, Philadelphia, PA 19106,

Attention:  Ashish R. Parikh, Chief Financial Officer or, if applicable, at ashish@hersha.com (and in the case of transmission by e‑mail, with a copy by U.S. mail to the attention of Ashish R. Parikh, Chief Financial Officer at 510 Walnut Street, 9th floor, Philadelphia, PA 19106); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e‑mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to Administrative Agent, Citibank, N.A. in its capacity as a Swing Line Bank, the Existing Issuing Bank or Citibank, N.A. in its capacity as an Initial Issuing Bank, at its address at 1615 Brett Road, Ops III, New Castle, Delaware 19720, Attention:  Juanita Harris, or, if applicable, at Juanita.Harris@citi.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road, Ops III, New Castle, Delaware 19720, Attention:  Juanita Harris); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided,  however, that notices and communications to the Administrative Agent pursuant to Article II, III or IX shall not be effective until received by the Administrative Agent.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

(b)Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c)Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e)Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.03.  No Waiver; Remedies.

No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04.  Costs and Expenses.

(a)Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, Asset review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02, 5.01(j) or 5.01(k) and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender Party in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or willful breach in bad faith of a material provision of any Loan Document.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.  Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, incidental, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d), 2.17(e), 2.19 or 10.1(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise (regardless of whether such notice may be revoked under Section 2.06(a) and is revoked in accordance therewith), the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10, 2.12, 7.06, 8.01(c)(iv) and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

(f)No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent caused by the gross negligence or willful misconduct of such Indemnified Party as found in a final, non-appealable judgment by a court of competent jurisdiction.

Section 10.05.  Right of Set-off.

Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such Loan Party after any such set‑off and application; provided, however, that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of set‑off) that the Administrative Agent, such Lender Party and their respective Affiliates may have; provided, however, that in the event that any Defaulting Lender exercises such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, the Swing Line Banks and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.06.  Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial

Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

Section 10.07.  Assignments and Participations; Replacement Notes.

(a)Each Lender may (and, if demanded by the Borrower in accordance with Section 2.19 or 10.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be (1) the lesser of (x) $5,000,000 (under each Facility), (y) the amount of any Lender’s Commitment or (z) the amount of any Lender’s Commitment then remaining at the time of such proposed assignment and (2) an integral multiple of $1,000,000 in excess thereof (or, in each case, such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.19 or 10.01(b) shall be an assignment at par of all rights and obligations of the assigning Lender under this Agreement, (v) no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, (vi) no such assignments shall be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, and (vii) except to the extent contemplated by Sections 2.19 and 10.01(b), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500 (which may be waived by the Administrative Agent in its sole discretion); provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.19 or 10.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participants in Letters of Credit and Swing

Line Advances in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 9.05 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c)By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the

Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.

(g)Each Lender Party may sell participations to one or more Persons (other than any natural person or any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except that any agreement with respect to such participation may provide that such participant may have a consent right regarding whether the applicable Lender Party will approve of an amendment, waiver or consent to the extent such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) a participant shall be entitled to the benefits of Section 2.10, 2.12 and 10.04(c) (subject to the requirements and limitations therein, including the requirements under Sections 2.12(f) and 2.12(g) (it being understood that the documentation required under Sections 2.12 (f) and (g) shall be delivered to the participating Lender Party)) to the same extent as if it were a Lender Party and had acquired its interest by assignment pursuant to paragraph (a) of this Section, provided that such participant shall not be entitled to receive any greater payment under Section 2.10, 2.12 or 10.04(c), with respect to any participation, than its participating Lender Party would have been entitled to receive, except to the extent, in the case of Sections 2.10 and 2.12 only such entitlement to receive a greater payment results from a change in law or increased cost, as applicable, that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 10.13.

(i)Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or the central bank of any country in which such Lender is organized.

(j)Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form.  Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

Section 10.08.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a .pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

Section 10.09.  Severability.

In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.10.  Survival of Representations.

All representations and warranties contained in this Agreement and in any other Loan Document or made in writing by or on behalf of the Borrower in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.

Section 10.11.  Usury Not Intended.

It is the intent of the Borrower and each Lender Party in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender Party including such applicable laws of the State of New York and the United States of America from time to time in effect.  In furtherance thereof, the Lender Parties and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender Party receiving same shall credit the same on the principal of the Obligations of the Borrower under the Loan Documents (or if such Obligations shall have been paid in full, refund said excess to the Borrower).  In the event that the Obligations of the Borrower under the Loan Documents are accelerated by reason any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal of the Obligations of the Borrower under the Loan Documents (or, if such Obligations shall have been paid in full, refunded to the Borrower).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Facilities all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations of the Loan Parties under the Loan Documents.  The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 10.12.  No Liability of Issuing Bank.

The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  None of any Issuing Bank or any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non‑appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.13.  Confidentiality.

(a)Each of the Administrative Agent, the Lender Parties and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners) or any pledgee in connection with any pledge made pursuant to Section 10.07(i), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) the CUSIP Service Bureau or any similar organization, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.13 or (B) becomes available to the Administrative Agent, such Lender Party, such Issuing Bank or any of their respective Affiliates on a non‑confidential basis from a source other than the Parent Guarantor or any of its Subsidiaries without the Administrative Agent, such Lender Party, such Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent Guarantor or any of its Subsidiaries has been breached.  For purposes of this Section 10.13, “Information” means all information obtained pursuant to the requirements of this Agreement that any Loan Party furnishes to the Administrative Agent or any Lender Party but does not include any information that is or becomes generally available to the public other than by way of a breach of the confidentiality provisions of this Section 10.13 or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Loan Parties or the Administrative Agent or any other Lender Party and not in violation of any confidentiality agreement with respect to such information that is actually known to the Administrative Agent or such Lender Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non‑public information with respect to any of the Parent Guarantor, any of its Subsidiaries or their respective securities (“Restricting Information”).  Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non‑public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  None of the Administrative Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent or any of its respective directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its respective directors, officers, agents or employees.

(c)Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 10.13(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”).  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its

Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 10.13(c) shall modify or limit a Person’s obligations under Section 10.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d)Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e)Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and the other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent Guarantor).  None of the Loan Parties, the Administrative Agent or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f)Sections 10.13(b), (c), (d) and (e) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  None of the Administrative Agent or any of its directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

Section 10.14.  Patriot Act Notification.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.15.  Jurisdiction, Etc.

(a)Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16.  Governing Law.

This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.17.  WAIVER OF JURY TRIAL.

EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 10.18.  No Fiduciary Duties.

Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender Party or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other.  The Loan Parties agree that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions.  Each Loan Party agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the Loan Parties acknowledges that the Administrative Agent, the Lender Parties and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Loan Party may regard as conflicting with its interests and may possess information (whether or not material to the Loan Parties) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder, or (y) the Lender Parties acting as lenders hereunder, that the Administrative Agent or any such Lender Party may not be entitled to share with any Loan Party.  Without prejudice to the foregoing, each of the Loan Parties agrees that the Administrative Agent, the Lender Parties and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lender Parties were not Lender Parties, and without any duty to account therefor to the Loan Parties.  Each of the Loan Parties hereby irrevocably waives, in favor of the Administrative Agent, the Lender Parties, the Syndication Agent, the Documentation Agents, the Senior Managers, and the Arrangers, any conflict of interest which may arise by virtue of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Senior Managers,  and/or the Lender Parties acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Senior Manager, or any Lender Party as described in this Section 10.18.

Section 10.19.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

HERSHA HOSPITALITY LIMITED PARTNERSHIP,

a Virginia limited partnership

By:    HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust, its general partner

By:  ____________________________

       Name: Ashish R. Parikh

       Title: CFO

PARENT GUARANTOR:

HERSHA HOSPITALITY TRUST,

a Maryland real estate investment trust

By:  ____________________________

       Name: Ashish R. Parikh

       Title: CFO

[Signatures continue on the next page]

Signature Page

NYDOCS03/1063687     2nd A&R Credit Agreement

SUBSIDIARY GUARANTORS:

HHLP PARKSIDE ASSOCIATES, LLC,

a Delaware limited liability company

By: HHLP PARKSIDE MANAGER, LLC,
a Delaware limited liability company, its manager

By____________________________

Name: Ashish R. Parikh

Title: Manager

HHLP DC CONVENTION CENTER ASSOCIATES, LLC, a Delaware limited liability company

By: HHLP DC CONVENTION CENTER MANAGER, LLC, a Delaware limited liability company, its manager

By____________________________

Name: Ashish R. Parikh

Title: Manager

HHLP BULFINCH ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP BULFINCH MANAGER, LLC, a Delaware limited liability company, its manager

By____________________________

Name: Ashish R. Parikh

Title: Manager

44 CAMBRIDGE ASSOCIATES, LLC,
a Massachusetts limited liability company

By____________________________

Name: Ashish R. Parikh

Title: Manager

[Signatures continue on the next page]

Signature Page

NYDOCS03/1063687     2nd A&R Credit Agreement

RISINGSAM HOSPITALITY, LLC,
a New York limited liability company

By: HERSHA CONDUIT ASSOCIATES, LLC,
a New York limited liability company, its manager

By____________________________

Name: Ashish R. Parikh

Title: Manager

AFFORDABLE HOSPITALITY ASSOCIATES, L.P.,
a Pennsylvania limited partnership

By: RACE STREET, LLC, a Pennsylvania limited liability company, its general partner

By____________________________

Name: Ashish R. Parikh

Title: Manager

HHLP RITTENHOUSE ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP RITTENHOUSE MANAGER, LLC,
a Delaware limited liability company,
its manager

By____________________________

Name: Ashish R. Parikh

Title: Manager

HHLP COCONUT GROVE ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP COCONUT GROVE MANAGER, LLC,
a Delaware limited liability company, its manager

By: ________________________________

Name: Ashish R. Parikh

Title: Manager

[Signatures continue on the next page]

Signature Page

NYDOCS03/1063687     2nd A&R Credit Agreement

HHLP BLUE MOON ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP BLUE MOON MANAGER, LLC,
a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

HHLP WINTER HAVEN ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP WINTER HAVEN MANAGER, LLC,
a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

HHLP PEARL STREET ASSOCIATES, LLC,
a New York limited liability company

By: HHLP PEARL STREET MANAGING MEMBER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

[Signatures continue on the next page]

Signature Page

NYDOCS03/1063687     2nd A&R Credit Agreement

HHLP SMITH STREET ASSOCIATES, LLC,
a New York limited liability company

By: HHLP SMITH STREET HOLDING, LLC,
a New York limited liability company, its manager

By: HHLP SMITH STREET MANAGING MEMBER, LLC, a New York limited liability company, its manager

By: ________________________________

Name: Ashish R. Parikh

Title: Manager

HHLP KEY WEST ONE ASSOCIATES LLC,
a Delaware limited liability company

By: HHLP KEY WEST ONE MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

HHLP KEY WEST ONE MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

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NYDOCS03/1063687     2nd A&R Credit Agreement

44 BROOKLINE HOTEL, LLC,
a Delaware limited liability company

By: 44 BROOKLINE MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

44 BROOKLINE MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

HHLP MIAMI BEACH ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP MIAMI BEACH MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

HHLP GEORGETOWN ASSOCIATES, LLC,
a Delaware limited liability company

By: HERSHA GEORGETOWN MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

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NYDOCS03/1063687     2nd A&R Credit Agreement

HHLP GEORGETOWN II ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP GEORGETOWN II MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

Name:Ashish R. Parikh

Title:Manager

HHLP SUNNYVALE TPS ASSOCIATES, LLC,
a Delaware limited liability company

By: HHLP SUNNYVALE TPS MANAGER, LLC, a Delaware limited liability company, its manager

By: ________________________________

     Name: Ashish R. Parikh

     Title:  Manager

HHLP TYSONS CORNER ASSOCIATES, LLC,
a Delaware limited liability company

By: HERSHA HOSPITALITY LIMITED PARTNERSHIP,
a Virginia limited partnership, its sole member

By: HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust, its general partner

By: ________________________________

Name: Ashish R. Parikh

Title: CFO

SEAPORT HOSPITALITY LLC,
a New York limited liability company

By: 320 PEARL STREET, INC., a New York corporation, its managing member

By: ________________________________

   Name: Ashish R. Parikh

    Title: Vice President

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NYDOCS03/1063687     2nd A&R Credit Agreement

HHLP San Diego Associates, LLC, a Delaware limited liability company

By: HHLP San Diego Manager, LLC, a Delaware limited liability company, its manager

By: ________________________________

   Name: Ashish R. Parikh

    Title: Manager

Metro JFK Associates, LLC, a New York limited liability company

                      By:

Name: Ashish R. Parikh

Title: Manager

HHLP Chester Associates, LLC, a New York limited liability company

                      By:

Name: Ashish R. Parikh

Title: Manager

5444 Associates, a Pennsylvania limited partnership

By: 44 Duane Street, LLC, a Delaware limited liability company, its General Partner

       By:

Name: Ashish R. Parikh

Title: Manager

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NYDOCS03/1063687     2nd A&R Credit Agreement

HHLP Gaithersburg Associates, LLC, a Delaware limited liability company

By:

    Name: Ashish R. Parikh

    Title: Manager

HHLP White Plains Associates, LLC, a Delaware limited liability company

By:

    Name: Ashish R. Parikh

    Title: Manager

Brisam Management (DE) LLC, a Delaware limited liability company

By: HHLP Brisam 29 Manager, LLC, a Delaware limited liability company, its manager

By: ________________________________

   Name: Ashish R. Parikh

    Title: Manager

HHLP Boston Seaport Associates, LLC, a Delaware limited liability company

By: HHLP Boston Seaport Manager, LLC, a Delaware limited liability company, its manager

By: ________________________________

   Name: Ashish R. Parikh

    Title: Manager

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NYDOCS03/1063687     2nd A&R Credit Agreement

HHLP Ambrose Associates, LLC, a Delaware limited liability company

By: HHLP Ambrose Manager, LLC, a Delaware limited liability company, its manager

By: ________________________________

   Name: Ashish R. Parikh

    Title: Manager

Exit 88 Hotel, LLC, a Connecticut limited liability company

By: Exit 88 Hotel Manager, LLC, a Delaware limited liability company, its manager

By: ________________________________

   Name: Ashish R. Parikh

    Title: Manager

HHLP Seattle Associates, LLC, a Delaware limited liability company

By: HHLP Seattle Manager, LLC, a Delaware limited liability company, its manager

By: ________________________________

   Name: Ashish R. Parikh

    Title: Manager

Chimes of Freedom, LLC, a Delaware limited liability company

By: Of Freedom I, LLC, a Delaware limited liability company, its managing member

By: HHLP Liberty Associates, LLC, a Delaware limited liability company, its sole member

By:

                Name: Ashish R. Parikh

   Title: Manager

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NYDOCS03/1063687     2nd A&R Credit Agreement